Filed Pursuant to Rule 424(b)(5)
Registration No. 333-261972

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 30, 2022)

€5,000,000,000

Federative Republic of Brazil

€2,000,000,000 4.000% Global Bonds due 2030

€1,500,000,000 4.875% Global Bonds due 2033

€1,500,000,000 5.500% Global Bonds due 2036

Brazil is offering €2,000,000,000 aggregate principal amount of its 4.000% global bonds due 2030 (the “2030 bonds”), €1,500,000,000 aggregate principal amount of its 4.875% global bonds due 2033 (the “2033 bonds”) and €1,500,000,000 aggregate principal amount of its 5.500% global bonds due 2036 (the “2036 bonds”). We refer to the 2030 bonds, 2033 bonds and 2036 bonds collectively as the “global bonds”. Brazil will pay interest: (i) on the 2030 bonds on April 23 of each year, commencing on April 23, 2027 (ii) on the 2033 bonds on April 23 of each year, commencing on April 23, 2027 and (iii) on the 2036 bonds on April 23 of each year, commencing on April 23, 2027. The 2030 bonds will mature on April 23, 2030, the 2033 bonds will mature on April 23, 2033 and the 2036 bonds will mature on April 23, 2036. The offerings of the global bonds of each series, each pursuant to this prospectus supplement, are not conditioned upon one another.

The global bonds will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Brazil may, at its option, redeem the global bonds, in whole or in part, before maturity, on not less than 10 nor more than 60 days’ notice on the terms described under “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The holders of the global bonds will not be entitled to the benefit of any sinking fund.

The global bonds will be issued under an indenture and will constitute a separate series under the indenture. The global bonds will contain “collective action clauses.” Under these provisions, which differ from the terms of Brazil’s public external indebtedness issued prior to July 2, 2015, Brazil may amend the payment provisions of the global bonds and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not certain “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to the London Stock Exchange plc (the “London Stock Exchange”) for the global bonds to be admitted to trading on the London Stock Exchange’s International Securities Market (“ISM”). The ISM is not a regulated market for the purposes of Directive 2014/65/EU (as amended, “MiFID II”). No assurance can be given by Brazil that such application will be approved, that such listing will be maintained, or that Brazil will not list the global bonds on a different exchange at a later date.

Section 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) Notification

The global bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

See “Risk Factors” beginning on page S-8 to read about certain risk factors you should consider before investing in the global bonds.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per 2030 Bond	Total	Per 2033 Bond	Total	Per 2036 Bond	Total
Public offering price (1)	99.134%	€1,982,680,000	99.098%	€1,486,470,000	99.049%	€1,485,735,000
Underwriting discount	0.200%	€4,000,000	0.200%	€3,000,000	0.200%	€3,000,000
Proceeds, before expenses, to Brazil (1)	98.934%	€1,978,680,000	98.898%	€1,483,470,000	98.849%	€1,482,735,000

(1)	Plus accrued interest, if any from April 23, 2026, the date Brazil expects to deliver the global bonds offered by this prospectus supplement.

The global bonds will be ready for delivery in book-entry form only through facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), on or about April 23, 2026.

Joint Lead Managers and Joint Bookrunners

BBVA	BNP PARIBAS	BofA Securities	UBS Investment Bank

The date of this prospectus supplement is April 15, 2026.

Brazil has provided only the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has not authorized anyone to provide you with different information. Brazil is not making an offer of these securities in any state where the offer is not permitted.

In connection with this offering, BNP PARIBAS (the “Stabilizing Manager”) (or any person acting on behalf of any Stabilizing Manager), may over-allot global bonds or effect transactions, as further described in this prospectus supplement, which stabilize or maintain the market price of the global bonds at levels which might not otherwise prevail. This stabilizing, if commenced, may be discontinued at any time. Any stabilization action or over-allotment will be conducted by the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules. There is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the global bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the global bonds and 60 days after the date of the allotment of the global bonds.

This prospectus supplement can only be used for the purposes for which it has been published.

Prospectus Supplement

Prospectus

S-i

S-ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the global bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Brazil is the fifth largest country in the world and occupies nearly half the land area of South America. Brazil shares a border with every country in South America except Chile and Ecuador. The capital of Brazil is Brasília, and the official language is Portuguese. As of July 1, 2025, Brazil’s population was estimated at 213.4 million, up from approximately 212 million in 2024, when it ranked as the world’s seventh most populous country. In 2025, Brazil had the world’s 11th-largest economy, with a GDP of US$2.26 trillion and a GDP per capita of US$10,578. It was also the fifth-largest recipient of foreign direct investment in 2024, attracting US$74.1 billion.

Brazil is a federative republic with broad powers granted to the Federal Government. Brazil is officially divided into five regions consisting of 26 states and the Federal District, where Brasília is located.

Government

The federal Constitution provides for three independent branches of government: an executive branch headed by the president; a legislative branch consisting of the bicameral National Congress; and a judicial branch consisting of the Federal Supreme Court and lower federal and state courts.

Under the Constitution, the president is elected by direct vote for a four-year term and is eligible to be reelected for a second four-year term. The president’s powers include the right to appoint ministers and key executives in selected administrative posts. On October 30, 2022, Luiz Inacio Lula da Silva, the candidate of the Partido dos Trabalhadores (“PT”) was elected President of the Republic. He took office on January 1, 2023.

The legislative branch of Brazil’s Federal Government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate has 81 senators, who are elected for staggered eight-year terms, and the Chamber of Deputies has 513 deputies, who are elected for concurrent four-year terms. Each state and the Federal District is entitled to elect three senators. The number of federal deputies is based on a proportional representation system weighted in favor of the less-populated states, which assures the smaller states an important role in the National Congress as the population increases in the larger states. During the last general election, which took place in October 2022, 54 of 81 senators were elected and 513 deputies were elected. These officials took office on February 1, 2023.

Brazil is scheduled to hold nationwide general elections on October 4, 2026, encompassing elections for the President and Vice President of the Republic, members of the National Congress, state governors and vice governors, and state legislative assemblies. If no candidate for president or governor obtains an absolute majority of the valid votes in the first round, a second-round runoff election will be conducted on October 25, 2026.

Judicial power is exercised by the Federal Supreme Court (composed of 11 Justices), the Superior Court of Justice (composed of 33 Justices), the federal regional appellate courts, military courts, labor courts, electoral courts and the several lower federal courts and state courts, comprising both appellate courts and courts of first instance. The Federal Supreme Court, whose members are appointed by the president for life (with mandatory retirement at 75 years of age), has ultimate appellate jurisdiction over decisions rendered by lower federal and state courts on constitutional matters.

Selected Brazilian Economic Indicators

The following is a summary of Brazil’s economic indicators for the 2021-2025 period.

	2021		2022		2023		2024		2025
Gross Domestic Product (“GDP”):
(in billions of current R$)	R$	9,012.1	R$	10,079.7	R$	10,943.3	R$	11,779.3	R$	12,738.6
(in US$ billions current prices)(1)	US$	1,670.5	US$	1,951.6	US$	2,191.0	US$	2,184.8	US$	2,280.9
Real GDP Growth (or decline)(2)		4.8%		3.0%		3.2%		3.4%		2.3%
Population (million)(3)		209.5		210.5		211.4		212.63		212.9
GDP Per Capita (in US$ billions current prices)	US$	7,950.8	US$	9,255.2	US$	10,349.8	US$	10,277.5	US$	10,687.3
Unemployment Rate(4)		13.2%		9.3%		8.0%		6.9%		5.9%
IPCA Rate(5)		10.1%		5.8%		4.6%		4.8%		4.3%
IGP-DI Rate(6)		17.7%		5.0%		(3.6%)		6.9%		(1.2%)
Nominal Exchange Rate Change(7)		7.4%		(6.5%)		(7.2%)		27.9%		(11.1%)
Domestic Real Interest Rate(8)		(5.1%)		6.2%		8.0%		5.8%		9.7%
Balance of Payments (in US$ billions)
Exports		284.0		340.2		343.8		339.9		350.9
Imports		241.7		288.7		251.5		274.0		290.9
Current Account		(39.4)		(42.2)		(27.1)		(66.2)		(69.0)
Capital Account		(3.0)		(1.2)		(0.6)		(2.2)		(0.2)
Financial Account		(47.3)		(43.03)		(27.7)		(74.1)		(67.7)
Reserve Assets		14.0		(7.3)		21.4		(26.4)		8.7
Total Official Reserves		362.2		324.7		355.0		329.7		358.2
Public Finance (% of GDP)(9)
Central Government Primary Balance(10)		(0.4%)		0.6%		(2.4%)		(0.4%)		(0.5%)
Consolidated Public Sector Primary Balance(11)		0.7%		1.3%		(2.3%)		(0.4%)		(0.4%)
Federal Public Debt (in R$ billions)
Domestic Federal Public Debt (DFPD or DPMFi)	R$	5,348.9	R$	5,699.0	R$	6,268.9	R$	6,966.9	R$	8,309.0
External Federal Public Debt (EFPD or DPFe)	R$	264.7	R$	252.5	R$	251.5	R$	349.2	R$	326.1
Federal Public Debt as % of Nominal GDP		62.3		59.0		59.6		62.1		67.8
Total Federal Public Debt (in R$ billions)(12)	R$	5,613.7	R$	5,951.4	R$	6,520.3	R$	7,316.1	R$	8,635.1
General Government Gross and Net Debt
General Government Gross Debt (GGGD or DBGG) (in R$ billions)(13)	R$	6,966.9	R$	7,224.9	R$	8,079.3	R$	8,984.2	R$	10,017.9
DBGG as % of GDP		77.3%		71.7%		73.8%		76.3%		78.7%
Public Sector Net Debt (NPSD or DLSP) (in R$ billions)(14)	R$	4,966.9	R$	5,658.0	R$	6,612.8	R$	7,220.7	R$	8,311.11
DLSP as % of GDP		55.1%		56.1%		60.4%		61.3%		65.3%

Note: Numbers may not total due to rounding

(1)	Converted into U.S. dollars based on the weighted average exchange rate for each applicable year, estimated as of December of each year.
(2)	Cumulative over four quarters per year.
(3)

Except for 2022, which values are from the 2022 census, figures are estimated. Estimates for the years in which there is no census are based on the last available census (which, in this case, was the 2010 census). The 2010 census predicted an average annual population growth rate of 0.7%, although the actual annual growth rate observed in the 2022 census was 0.52%, the lowest historical value. As such, the population growth rate estimate in 2021 was based on the prediction in the 2010 census. As the actual population growth rate has been lower than predicted, actual population size, as shown in the 2022 census, is lower than projected between 2010 and 2021. Additionally, and quite importantly, the estimate in 2021 did not account for the deaths caused by the COVID-19 pandemic.
(4)	Annual average unemployment rate.
(5)

Broad National Consumer Price Index (Índice de Preços ao Consumidor Amplo or “IPCA”), as reported by the National Bureau of Geography and Statistics (Fundação Instituto Brasileiro de Geografia e Estatística or “IBGE”)

(6)

The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna or “IGP-DI”) is one of multiple inflation indicators used in Brazil (IGP-DI being one of the most widely used). The IGP-DI is calculated by the Getúlio Vargas Foundation, an independent research organization.

(7)	Year-over-Year percentage change of the nominal exchange rate: (+) depreciation or (-) appreciation of the real against the U.S. Dollar (sell side).
(8)	“Domestic Real Interest Rate” represents the accumulated Selic rate (Sistema Especial de Liquidação e Custódia or “Selic”), adjusted to exclude effects of IPCA.
(9)

Calculated using the “below the line” financial method, with respect to changes in the public sector’s total net debt (domestic or external). Surpluses are represented by negative numbers and deficits are represented by positive numbers.

(10)

“Central Government” includes (i) the National Treasury (Secretaria do Tesouro Nacional); (ii) the Social Security System (Sistema da Previdência Social); and (iii) the Central Bank. “Primary Balance” represents revenues minus expenditures, excluding interest expenditures on public debt.

(11)

“Consolidated Public Sector” includes (i) the Central Government, Regional Governments (including state and municipal governments); and (ii) the state-owned enterprises, with the exception of Petróleo Brasileiro S.A.—Petrobras (“Petrobras”) and Centrais Elétricas Brasileiras S.A.—Eletrobras (“Eletrobras”) (privatized in 2022). “Primary Balance” represents revenues minus expenditures, excluding interest expenditures on public debt.

(12)	Total Federal Public Debt, as reported by the National Treasury.
(13)

“General Government Gross Debt” (“General Government Gross Debt” or “DBGG”) defined as private- and public-sector financial debt of the federal, state and municipal governments, with the exception of (i) state-owned company debt (at all government levels); and (ii) Central Bank liabilities.

(14)

“Public Sector Net Debt” (“Public Sector Net Debt” or “DLSP”) refers to total liabilities of the non-financial public sector as deducted from public sector financial assets held by (i) non-financial private agents; (ii) public financial agents; and (iii) private financial agents. DLSP includes Central Bank assets and liabilities including international reserves and the monetary base.

N/A	Figures not yet available.

Source: IBGE; Getúlio Vargas Foundation; Central Bank; National Treasury.

The Global Bonds

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	Federative Republic of Brazil.

Title of Security	For the 2030 bonds: 4.000% Global Bonds due 2030.

For the 2033 bonds: 4.875% Global Bonds due 2033.

For the 2036 bonds: 5.500% Global Bonds due 2036.

Aggregate Principal Amount Offered	For the 2030 bonds: €2,000,000,000,

For the 2033 bonds: €1,500,000,000

For the 2036 bonds: €1,500,000,000

Maturity Date	For the 2030 bonds: April 23, 2030.

For the 2033 bonds: April 23, 2033.

For the 2036 bonds: April 23, 2036.

Interest Rate	For the 2030 bonds: 4.000% per annum.

For the 2033 bonds: 4.875% per annum.

For the 2036 bonds: 5.500% per annum.

Interest Payment Dates	Brazil will pay interest on the global bonds on April 23 of each year, commencing April 23, 2027.

Price to Public	For the 2030 bonds: 99.134% of the principal amount, plus accrued interest, if any, from April 23, 2026.

For the 2033 bonds: 99.098% of the principal amount, plus accrued interest, if any, from April 23, 2026.

For the 2036 bonds: 99.049% of the principal amount, plus accrued interest, if any, from April 23, 2026.

Form	Brazil will issue the global bonds in the form of one or more book-entry securities in fully registered form, without coupons, which will be deposited with a common depositary for, and in respect of interests held through Clearstream and Euroclear and registered in the name of the common depositary or its nominee. Brazil will not issue the global bonds in bearer form.

Denominations	Brazil will issue the global bonds only in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Payment of Principal and Interest	Principal and interest on the global bonds, except as described below, will be payable in euros.

Holders of the global bonds will not have the option to elect to receive payments in U.S. dollars. If the euro is unavailable to Brazil due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the global bonds will be made in U.S. dollars until the euro is again available to Brazil or so used.

The amount payable on any date in euros will be converted into U.S. dollars. The amount payable on any date in euro will be converted by the calculation agent into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/ euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment made under such circumstances in U.S. dollars will not constitute an event of default under the global bonds or the indenture.

Status	The global bonds will constitute direct, general, unconditional, unsecured (except as described under the heading “Debt Securities—Negative Pledge” in the accompanying prospectus) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on, the global bonds. The global bonds of each series will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the global bonds ratably with payments being made under any other External Indebtedness of Brazil.

Optional Redemption	The global bonds of each series will be subject to redemption at the option of Brazil before maturity, on terms described under “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The global bonds will not be entitled to the benefit of any sinking fund.

Negative Pledge	The global bonds will contain certain covenants, including restrictions on the incurrence of certain liens.

Default	The global bonds will contain events of default, the occurrence of which may result in the acceleration of Brazil’s obligations under the global bonds of any series prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding global bonds of such series.

Collective Action Clauses	The global bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Brazil’s outstanding public external indebtedness issued prior to

July 2, 2015. Those provisions are described in the sections of this prospectus supplement entitled “Description of the Global Bonds—Amendments and Waivers” and “—Certain Amendments Not Requiring Holder Consent.”

Listing and Admission to Trading	Application will be made to the London Stock Exchange for the global bonds to be admitted to trading on the London Stock Exchange’s ISM. The ISM is not a regulated market for the purposes of MiFID II. No assurance can be given by Brazil that such application will be approved, that such listing will be maintained, or that Brazil will not list the global bonds on a different exchange at a later date.

Trustee	The global bonds will be issued pursuant to an indenture, dated as of July 2, 2015 (the “indenture”), between Brazil and The Bank of New York Mellon, as trustee, and the global bonds will constitute a separate series under the indenture.

Taxation	For a discussion of the Brazilian and United States tax consequences associated with the global bonds, see “Taxation—Brazilian Taxation” and “—U.S. Federal Income Taxation” in this prospectus supplement and “Debt Securities—Tax Withholding; Payment of Additional Amounts” in the accompanying prospectus. Investors should consult their own tax advisors in determining the non-United States, United States federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the global bonds.

Use of Proceeds	The net proceeds to Brazil from the sale of the global bonds will be approximately €4,944,885,000, after deduction of the underwriting discounts but before expenses. Brazil intends to use the net proceeds of the sale of the global bonds for repayment of outstanding federal public debt of Brazil.

Further Issues	From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the applicable series of global bonds (or the same except for the amount of the first interest payment and the issue price), provided that any additional debt securities subsequently issued are fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional 2030 bonds, 2033 bonds and 2036 bonds issued in this manner will be consolidated with, and will form a single series with, any other outstanding bonds of such series. See “Description of the Global Bonds—Further Issues of the Global Bonds” in this prospectus supplement.

Governing Law

The global bonds will be governed by, and interpreted in accordance with, the laws of the State of New York without regard to those principles of conflicts of laws that would require the application of the laws of a jurisdiction other than the State of New York; provided that all matters related to the consent of holders and modifications to the indenture or the global bonds will always be governed by and construed in accordance with the laws of the State of New York;

provided further that the laws of Brazil will govern all matters governing authorization and execution of the indenture and the global bonds by the Federative Republic of Brazil.

Arbitration Clause	The global bonds will contain an agreement on the part of Brazil, the trustee and the holders of the global bonds that any dispute, controversy or claim arising out of or relating to the indenture or the global bonds shall be finally settled by arbitration in New York, New York in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (excluding Article 26 thereof) in effect on the date of the indenture, unless the holder elects to bring a claim in a competent court in Brazil against Brazil only, as may be permitted by the terms of the global bonds. In arbitration proceedings, Brazil will not raise any defense that it could not raise but for the fact that it is a sovereign state. Brazil will not waive and expressly reserves any right to sovereign immunity from any legal process to which it may be entitled in jurisdictions other than Brazil with respect to the enforcement of any award rendered by an arbitral tribunal constituted under the terms of the global bonds or the indenture. No arbitration proceeding under the indenture or the global bonds shall be binding upon or in any way affect the right or interest of any person other than the claimant or respondent with respect to such arbitration. The provisions are described further in the section entitled “Arbitration and Enforceability” in the accompanying prospectus.

Stabilization	In connection with this offering, the Stabilizing Manager (or any person acting on behalf of any Stabilizing Manager), may over-allot global bonds or effect transactions, as described in this prospectus supplement, which stabilize or maintain the market price of the global bonds at levels which might not otherwise prevail. This stabilizing, if commenced, may be discontinued at any time. There is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action.

Stabilizing Manager	BNP PARIBAS

RISK FACTORS

This section describes certain risks associated with investing in the global bonds. You should consult your financial and legal advisors about the risk of investing in the global bonds. Brazil disclaims any responsibility for advising you on these matters.

The information in this section is directed to investors who are U.S. residents and does not address risks for investors who are not U.S. residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of the global bonds. If you are not a U.S. resident, you should consult your own financial and legal advisors.

Risk Factors Relating to Brazil

Brazil’s economy is vulnerable to external shocks and to more general “contagion” effects, each of which could have a material adverse effect on Brazil’s economic growth and its ability to raise funding in the external debt markets in the future.

Emerging market investment generally poses a degree of risk because the economies in the developing world are susceptible to destabilization resulting from domestic and international developments.

Brazil’s economy is vulnerable to external shocks, including adverse economic and financial developments in other countries and market developments. A significant increase in interest rates in the international financial markets may adversely affect the liquidity of, and trading markets for, the global bonds. In addition, a significant drop in the price of commodities produced in Brazil, such as iron ore, oil, soybeans, sugar and corn, could adversely affect the Brazilian economy. The United States has renegotiated USMCA, imposed steel tariffs, imposed tariffs on China, and threatened tariffs on other trading partners. At this time, U.S. trade policy, including imposition of tariffs, remains uncertain. A significant decline in the economic growth or demand for imports of any of Brazil’s major trading partners, such as China, the European Union, or the United States, could have a material adverse impact on Brazil’s exports and balance of trade and adversely affect Brazil’s economic growth.

In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes produce a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Brazil could be adversely affected by negative developments in other countries. Brazil has been adversely affected by such contagion effects on a number of occasions, including the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 2001 Argentine financial crisis and the 2008 global economic crisis. Similar developments may affect the Brazilian economy in the future.

We cannot assure you that any developments like those described above will not negatively affect investor confidence in mature market economies, emerging markets or the economies of the principal countries in Latin America, including Brazil. In addition, we cannot assure you that these events will not adversely affect Brazil’s economy and its ability to raise funding in the external debt markets in the future. See “Forward-Looking Statements” in this prospectus supplement.

Brazil’s economy is vulnerable to a number of internal risks, each of which could have a material adverse effect on Brazil’s economic growth and on the liquidity of, and trading markets for, the global bonds.

Brazil’s economy, and therefore its government finances, are subject to risks arising from internal developments in Brazil. These include general economic and business conditions in Brazil, the level of consumer demand, the level of confidence that domestic consumers and foreign investors have in the economic and political conditions in Brazil, present and future exchange rates of the Brazilian currency, the level of domestic debt, domestic inflation, the ability of Brazil to generate a primary budget surplus and advance fiscal and structural reforms, the level of foreign direct and portfolio investment, the level of domestic interest rates, the degree of political uncertainty at the federal and state level in Brazil, and ongoing investigations into allegations of corruption or other criminal actions by public officials and others and their impact on political and economic conditions in the country.

Any of these factors or similar events or developments may adversely affect the liquidity of, and trading markets for, the global bonds.

Adverse changes in Brazil’s credit rating could adversely affect the liquidity of and demand for Brazil’s debt securities and Brazil’s access to the international financial markets.

Moody’s Credit Ratings, Standard & Poor’s and Fitch have each rated Brazil’s long-term foreign and local-currency debt sub-investment grade. Brazil’s ratings or outlooks may be downgraded further or placed on watch by Moody’s, Standard & Poor’s and Fitch or any other rating agency in the future, potentially affecting the trading price for the global bonds and the liquidity of and demand for Brazil’s debt securities in general. Downgrades could also adversely affect the cost of funding and terms on which Brazil is able to borrow in the international financial markets and may adversely affect Brazil’s access to the international financial markets.

The Brazilian economy has been in a gradual recovery, but its growth rate is uncertain for the future. Reductions of the Brazilian economic growth rate could have a material adverse effect on public finances and on the market price of the global bonds.

In the fourth quarter of 2025, GDP increased by 1.8%, compared to the fourth quarter of 2024. In the fourth quarter of 2025, GDP increased by 0.1% compared to the third quarter of 2025.

Brazil cannot assure investors that its economy will grow in the future. Brazil’s economic growth depends on a variety of factors, including, among others, international demand and prices for Brazilian exports, climatic factors affecting Brazil’s agricultural sector, fiscal and monetary policies, confidence among Brazilian consumers and foreign and domestic investors and their rates of investment in Brazil, the willingness and ability of businesses to engage in new capital spending, the exchange rate and the rate of inflation. Some of these factors are outside Brazil’s control. A sustained or deepened recession could result in a material decrease in Brazil’s fiscal revenues, or a significant depreciation of the real over an extended period of time could adversely affect Brazil’s debt/GDP ratio, which could in turn materially and adversely affect the market price of the global bonds and the ability of Brazil to service its public debt, particularly its debt obligations denominated in foreign currencies, including the global bonds.

An increase in inflation and government measures to curb inflation may adversely affect the Brazilian economy.

Brazil’s economy has experienced high levels of inflation in the past and may experience high levels in the future. Periods of rapid economic expansion and contraction in Brazil have resulted in volatile rates of inflation. In the future, significant inflation may cause Brazil to impose controls on credit or prices, or to take other action, which could inhibit Brazil’s economic growth. In addition, inflation can result in greater market volatility by causing economic uncertainties and reduced consumption, GDP growth and consumer confidence. Inflation, measures to combat inflation and public speculation about possible additional actions have also contributed to economic uncertainty in Brazil in the past and could produce uncertainty in the future. Any of these factors can have a material adverse effect on Brazil’s results of operations and financial condition.

The ongoing investigations into allegations of corruption or other criminal actions by public officials and others and political developments may lead to political instability and a decline in confidence by consumers and foreign investors in the stability and transparency of the Brazilian government, and may have a material adverse effect on Brazil’s economy, demand for Brazil’s debt securities and Brazil’s access to international financial markets.

Investigations into allegations of corruption or other criminal actions by public officials and others may lead to further allegations and charges against Brazilian federal and state government officials and senior management of Brazilian industry. Numerous elected officials, public servants and executives and other personnel of major companies have been subject to investigation, arrest, criminal charges and other proceedings.

There can be no assurance that other federal or state officials or senior management of Brazilian industry will not be charged with corruption-related crimes or other crimes in investigations into allegations of corruption or other criminal actions. Additional allegations, trials and convictions may lead to political instability and a decline in confidence by consumers and foreign direct investors in the stability and transparency of the Brazilian government, and may have a material adverse effect on Brazil’s economic growth, on the demand for Brazil’s debt securities, including the global bonds, and on Brazil’s access to the international financial markets.

Risk Factors Relating to the Global Bonds

Brazil is a foreign state and accordingly it may be difficult to obtain or enforce judgments or arbitral awards against it.

Brazil has agreed to arbitrate in New York, New York any dispute, controversy or claim arising out of or relating to the indenture, the global bonds or any coupon appertaining thereto. As a result, an arbitration proceeding in New York, New York is the exclusive forum in which a holder may assert a claim against Brazil, unless the holder elects to bring a claim in a competent court in Brazil against Brazil only, as may be permitted by the terms of the global bonds. Brazil is a foreign state and has not waived any immunity or submitted to the jurisdiction of any court outside Brazil. In addition, it may not be possible for investors to effect service of process upon Brazil within their own jurisdiction, obtain jurisdiction over Brazil in their own jurisdiction or enforce against Brazil judgments or arbitral awards obtained in their own jurisdiction. See “Arbitration and Enforceability” in the accompanying prospectus.

The price at which the global bonds will trade in the secondary market is uncertain.

The global bonds are a new issue of securities with no established trading market. Brazil has been advised by the underwriters that they intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to the London Stock Exchange for the global bonds to be admitted to trading on the London Stock Exchange’s ISM. The ISM is not a regulated market for the purposes of MiFID II. We cannot assure you as to the liquidity of the trading market for the global bonds. The price at which the global bonds will trade in the secondary market is uncertain.

The global bonds will contain provisions that permit Brazil to amend the payment terms without the consent of all holders.

The global bonds will contain provisions regarding acceleration and voting on future amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the global bonds may be amended without your consent, including the maturity date, interest rate and other payment terms. See “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Meetings and Amendments” in this prospectus supplement.

The global bonds permit Brazil to make payments in U.S. dollars if it is unable to obtain euro.

If the euro is unavailable to Brazil due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the global bonds will be made in U.S. dollars until the euro is again available to Brazil or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars on the basis described under “Description of the Global Bonds—Payment of Principal and Interest”. This exchange rate may be materially less favorable than the rate in effect at the time the global bonds were issued. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the global bonds and you may lose a significant amount of your investment in the global bonds. Any payment in respect of the global bonds made in U.S. dollars in such circumstances will not constitute an event of default under the global bonds or the indenture governing the global bonds.

Currency Risks

If the euro depreciates against your home country currency, the effective yield of the global bonds could decrease below its interest rate and could result in a loss to you.

Rates of exchange between your home country currency and the euro may change significantly, resulting in a reduced yield or loss to you on the global bonds. In recent years, rates of exchange between certain currencies have been highly volatile, and you should expect this volatility to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, do not necessarily indicate future fluctuations.

Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. Sovereign governments may use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the rate of exchange of their currencies.

Governments may also issue a new currency to replace an existing currency or alter the exchange rate by devaluation or revaluation of a currency. A special risk to you in purchasing bonds denominated in a foreign currency is that their yield could be affected by these types of governmental actions.

Exchange controls could affect exchange rates and prevent Brazil from paying you in the specified currency.

Governments have imposed exchange controls in the past and may do so in the future. There is a possibility that your government or foreign governments will impose or modify foreign exchange controls while you are a holder of the global bonds. Exchange controls could cause exchange rates to fluctuate, resulting in a reduced yield or loss to you on the global bonds. Exchange controls could also limit the availability of a specified currency for making payments on the global bonds.

TABLE OF REFERENCES

The information incorporated by reference from Brazil’s annual report on Form 18-K, as amended from time to time, includes but is not limited to, the following items:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2024
Issuer’s position within the governmental framework	“The Federative Republic of Brazil—Form of Government” on pages D-27 to D-28 of Exhibit D

Geographic location and legal form of the issuer	“The Federative Republic of Brazil—Geography and Population” and “—Form of Government” on pages D-26 to D- 27 and D-27 to D-28 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Brazilian Economy—Historical Background” and “—Economy in 2024” on pages D-44 and D-44 to D-50 of Exhibit D

Structure of the issuer’s economy	“The Brazilian Economy—Principal Sectors of the Economy” on pages D-13 to D-50 of Exhibit D

Gross domestic product	“The Brazilian Economy—Economy in 2025—Gross Domestic Product” on pages D-16 to D-17 of Exhibit D

Brazil’s political system and government	“The Federative Republic of Brazil—Form of Government” on pages D-27 to D-28 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Budget Process” and “—Taxation and Revenue Sharing Systems” on pages D-68, D-69 and D-70 of Exhibit D

Gross public debt of the issuer	“Public Debt” on pages D-23 to D-25 of Exhibit D and D-72 to D-78 of Exhibit D.

Foreign trade and balance of payments	“Balance of Payments—Current Account” on pages D-58 to D-64 of Exhibit D

Foreign exchange reserves	“Balance of Payments—Reserve Assets” on pages D-65 to D-65 of Exhibit D

Financial position and resources	“Balance of Payments—Financial Account” on page D-58 and “Public Finance—2025 Budget” on page D-18 of Exhibit D

Income and expenditure figures and 2025 Budget	“Public Finance—2025 Budget” on page D-18 of Exhibit D

ABOUT THIS PROSPECTUS SUPPLEMENT

Brazil, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated March 30, 2022) is, to the best of Brazil’s knowledge, in accordance with the facts in all material respects and contains no material omission likely to affect its import. Brazil accepts responsibility accordingly.

No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has provided only the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has not authorized anyone to provide you with different information. Please see “General Information—Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Brazil is not offering to sell or soliciting offers to buy any securities other than the global bonds offered under this prospectus supplement, nor is Brazil offering to sell or soliciting offers to buy the global bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Brazil has previously filed with the Securities and Exchange Commission, or the “SEC,” and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Brazil’s economic, fiscal or political circumstances may have changed since such dates.

The global bonds described in this prospectus supplement are debt securities of Brazil being offered under registration statement no. 333-261972 filed with the SEC under the U.S. Securities Act of 1933 (the “Securities Act”) on January 3, 2022, as amended by pre-effective Amendment No.1 dated March 30, 2022. The accompanying prospectus is part of registration statement no. 333-261972. The accompanying prospectus provides you with a general description of the securities that Brazil may offer, and this prospectus supplement contains specific information about the terms of this offering and the global bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents (such as Brazil’s annual report on Form 18-K for 2024, which was filed with the SEC on September 29, 2025, as amended by Amendment No.  1 on Form 18-K/A, Amendment No. 2 on Form 18-K/A, and as further amended from time to time (the “2024 Annual Report”) contain information regarding Brazil, the global bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein and herein by reference, contain additional information about Brazil and the global bonds. All of those documents may be inspected at the office of the SEC. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Certain terms used but not defined in this prospectus supplement are defined in the prospectus.

References to “U.S.$,” “US$”, “$” or “dollars” in this prospectus supplement are to U.S. dollars, references to “EUR”, “€”, or “euro” are to euros, and references to “R$,” “BRL,” “real” or “reais” are to Brazilian reais.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe those restrictions. See “Underwriting” in this prospectus supplement.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The global bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the global bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the global bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MIFID II PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET – Solely for the purposes of Banco Bilbao Vizcaya Argentaria, S.A. (the “EU manufacturer”) product approval process, the target market assessment in respect of the global bonds has led to the conclusion that: (i) the target market for the global bonds is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the global bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the global bonds (a “distributor”) should take into consideration the EU manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the global bonds (by either adopting or refining the EU manufacturers’ target market assessment) and determining appropriate distribution channels.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The global bonds are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 (as amended) as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”). Consequently, no disclosure document required by the FCA Product Disclosure Sourcebook (the “DISC”) for offering, selling or distributing the global bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the global bonds or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulations 2024.

UK MIFIR PRODUCT GOVERNANCE / PROFESSIONAL INVESTORS AND ECPS ONLY TARGET MARKET – Solely for the purposes of Banco Bilbao Vizcaya Argentaria, S.A., BNP PARIBAS, Merrill Lynch International and UBS AG London Branch (each a “UK manufacturer”) product approval process, the target market assessment in respect of the global bonds has led to the conclusion that: (i) the target market for the global bonds is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA (“UK MiFIR”); and (ii) all channels for distribution of the global bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the global bonds (a “distributor”) should take into consideration the UK manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the global bonds (by either adopting or refining the UK manufacturers’ target market assessment) and determining appropriate distribution channels.

FORWARD-LOOKING STATEMENTS

Brazil has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Brazil’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Our forward-looking statements are subject to certain risks and uncertainties, including the potential effects of current events, that are not reasonably foreseeable or known at this time and that may differ materially from those contemplated by the forward-looking statements. Actual events and effects may differ materially from the information included in this prospectus supplement. Forward-looking statements speak only as of the date they are made, and Brazil undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Brazil cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

•	External factors, such as:

•

the impact of the international economic environment on the Brazilian economy, including liquidity in the international financing markets and volatility in international equity, debt and foreign exchange markets;

•	interest rates in financial markets outside Brazil;

•	the impact of changes in the credit rating of Brazil;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Brazil’s major export markets;

•	the occurrence of natural disasters, regional or global pandemics, or similar events, and

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Brazil or mature market economies.

•	Internal factors, such as:

•	general economic and business conditions in Brazil;

•	present and future exchange rates of the Brazilian currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	the impact on the Brazilian economy and the government finances of the measures taken to respond to the occurrence of natural disasters, regional or global pandemics, or similar events;

•	the ability of Brazil to effect key economic reforms and to generate a primary budget surplus and advance fiscal and structural reforms;

•	the level of foreign direct and portfolio investment;

•	the level of Brazilian domestic interest rates;

•	political instability in Brazil; and

•	the government’s ability to implement and the results of governmental policies and economic reforms.

•	Other factors discussed in the section “Risk Factors.”

USE OF PROCEEDS

The net proceeds to Brazil from the sale of the global bonds, excluding accrued interest, will be approximately €4,944,885,000, after deduction of the underwriting discounts but before expenses. Brazil intends to use the net proceeds of the sale of the global bonds for repayment of the outstanding federal public debt of Brazil.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Brazil contained in Brazil’s 2024 Annual Report, as amended. To the extent the information in this section is inconsistent with the information contained in the 2024 Annual Report, as amended, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the 2024 Annual Report, as amended.

THE FEDERATIVE REPUBLIC OF BRAZIL

Political Developments

U.S. Trade Tariffs

On May 28, 2025, the U.S. Court of International Trade ruled that the Trump administration exceeded its authority in issuing the 10% baseline tariff and effectively mandated the termination of the baseline tariff. The decision did not address the 25% tariff on copper, steel and aluminum. An appeal was immediately filed by the Trump administration in the U.S. Court of Appeals for the Federal Circuit, which granted an administrative stay temporarily maintaining the 10% baseline tariff. On August 29, 2025, the U.S. Court of Appeals for the Federal Circuit issued a decision affirming the prior decision of the U.S. Court of International Trade. In a separate order on the same day, the appellate court granted a stay which maintained the 10% baseline tariffs through October 14, 2025. On September 3, 2025, the Trump administration appealed the appellate court’s decision to the U.S. Supreme Court. The hearing for the appeal occurred on November 5, 2025. On February 20, 2026, the U.S. Supreme Court held that the International Emergency Economic Powers Act (IEEPA) does not authorize the President to impose tariffs. The ruling invalidated the tariffs imposed under that statute, including the baseline tariffs. On the same day, President Trump issued a proclamation under Section 122 of the Trade Act of 1974 imposing a temporary 10% ad valorem import duty for 150 days, effective February 24, 2026, and the United States Trade Representative (USTR) stated that the Administration would continue to pursue its trade policy through alternative tools.

On March 31, 2026, the Office of the United States Trade Representative submitted the 2026 National Trade Estimate on Foreign Trade Barriers (NTE) to President Trump and Congress. The NTE Report discusses the largest export markets for the United States, covering more than 60 trading partners, among them Brazil.

On April 2, 2026, President Trump further amended the copper, steel and aluminum tariffs issued under Section 232 of the Trade Expansion Act (TEA). The amended tariffs include a 50% tariff on raw copper, steel and aluminum, a flat 25% tariff on derivative products made with greater than 15% of copper, steel or aluminum, and a 15% tariff until 2027 on certain metal-intensive industrial equipment and electrical grid equipment. Derivative products with less than 15% of copper, steel or aluminum will no longer be subject to tariffs and if derivative products are made with U.S. copper, steel or aluminum, the tariff is lowered to a 10% tariff. The new tariff regime for copper, steel and aluminum became effective on April 6, 2026.

On April 2, 2026, President Trump imposed a 100% tariff on patented pharmaceutical products and their ingredients under Section 232 of the TEA. The tariffs come into effect in either 120 days or 180 days depending on the size of the companies.

Cabinet Changes

On March 20, 2026, Dario Durigan was appointed as the new Minister of Finance. Durigan, who had been the Executive Secretary at the Ministry of Finance, replaced Fernando Haddad, who left the position on March 19, 2026, to run for office in the upcoming election.

On March 23, 2026, Rogério Ceron, who had been Treasury Secretary, was appointed Executive Secretary of the Ministry of Finance, replacing Dario Durigan. Daniel Leal, who had been the Undersecretary for Public Debt, was appointed Treasury Secretary.

On March 31, 2026, the federal government implemented a broad ministerial reshuffle as several ministers stepped down from office in order to run in the upcoming elections. At the Ministry of Agrarian Development and Family Agriculture, Luiz Paulo Teixeira Ferreira left his post and was replaced by Fernanda Machiaveli Morão de Oliveira. In Agriculture and Livestock, Carlos Henrique Baqueta Fávaro was dismissed, and André Carlos Alves de Paula Filho was appointed to the position. On the same day, André Carlos de Paula Filho left the Ministry of Fisheries and Aquaculture, which was subsequently assumed by Rivetla Edipo Araujo Cruz. Changes were also formalized at the Ministry of Ports and Airports, with Sílvio Serafim Costa Filho replaced by Tomé Barros Monteiro da Franca; at the Ministry of Planning and Budget, where Simone Nassar Tebet gave way to Bruno Moretti; at the Ministry of Sports, with André Luiz Carvalho Ribeiro replaced by Paulo Henrique Perna Cordeiro; at the Ministry of Racial Equality, where Anielle Francisco da Silva was succeeded by Rachel Barros de Oliveira; at the Ministry of Human Rights and Citizenship, with Macaé Maria Evaristo dos Santos replaced by Janine Mello dos Santos; and at the Ministry of Indigenous Peoples, where Sônia Bone de Sousa Silva Santos was succeeded by Luiz Henrique Eloy Amado.

On April 1, 2026, Camilo Sobreira de Santana stepped down from the Ministry of Education and was replaced by Leonardo Osvaldo Barchini Rosa. On the same day, Renan Calheiros Filho left the Ministry of Transport, and George Santoro was appointed as his successor, while Maria Osmarina Marina da Silva Vaz de Lima exited the Ministry of the Environment and Climate Change, who was replaced by João Paulo Ribeiro Capobianco.

On April 2, 2026, Rui Costa dos Santos left the Civil House, with Miriam Belchior appointed in his place, and at the Ministry of Cities Jader Fontenelle Barbalho Filho was replaced by Antônio Vladimir Moura Lima; additionally, Márcio Luiz França Gomes stepped down from the Ministry of Entrepreneurship, Microenterprise and Small Business.

On April 3, 2026, Geraldo José Rodrigues Alckmin Filho left the Ministry of Development, Industry, Trade and Services and was succeeded by Márcio Elias Rosa, while Francisco Tadeu Barbosa de Alencar assumed the Ministry of Entrepreneurship; on the same date, Gleisi Helena Hoffmann stepped down from the Secretariat of Institutional Relations of the Presidency of the Republic, with no successor formally appointed at that time.

Federal Supreme Court

On April 1, President Lula formally submitted to the Federal Senate the nomination of Jorge Messias, current Advogado-Geral da União (AGU), to fill the vacancy on the Supremo Tribunal Federal (STF) left by the retirement of Justice Luís Roberto Barroso in 2025. The presidential message was received by Senate President Davi Alcolumbre and forwarded to the Senate’s Committee on Constitution and Justice (CCJ), chaired by Senator Otto Alencar. A confirmation hearing is pending scheduling by the CCJ, to be followed by a plenary vote requiring approval by an absolute majority of at least 41 senators, by secret ballot.

Legislative Developments

On February 24, 2026, the Lower House approved Bill No. 5,582/2025. The Bill was enacted by President Lula on March 24, 2026 as Law No. 15,358/2026, establishing a Legal Framework for Combating Organized Crime. The Bill increases penalties for participation in criminal organizations or militias and imposes stricter prison rules on those convicted. The final version of the Bill did not include a tax on gambling, which had been proposed to create a dedicated fund to combat organized crime.

On February 25, 2026, President Lula enacted Law No. 15,352/2026, which transforms the National Data Protection Agency (ANPD, for its acronym in Portuguese) into a regulatory agency. The measure also creates a specific career track for data protection regulation and oversight, strengthening the agency’s institutional capacity and autonomy. Besides this, it sets March 17, 2026 as the date when the Digital Statute of the Children and Adolescents (ECA Digital, for its acronym in Portuguese) would enter into force. The ECA Digital had previously been established by Law No. 15,211/2025.

On March 12, 2026, the Federal Government announced a set of emergency measures to protect the population and key economic sectors from the surge in international oil prices driven by geopolitical tensions. The primary measure is the elimination of PIS/Cofins taxes on diesel (currently the only federal taxes on the fuel), which reduces its cost by about R$0.32 per liter, with the aim of easing pressure on transportation, agriculture, and overall inflation. In addition, the Federal Government will grant a subsidy of the same amount to diesel producers and importers, so that, combined, the measures can reduce costs by up to R$0.64 per liter at the pump. Also, an export tax of 12% was imposed on the total value of exports of crude petroleum oils and oils from bituminous minerals, while an export tax of 50% was established on diesel oil for as long as the subsidy remains in force. These initiatives, implemented through a provisional measure and presidential decrees, seek to stabilize fuel prices, ensure supply, and prevent global price shocks from affecting the Brazilian population and the broader economy. On March 24, 2026, the Federal Government proposed an emergency subsidy of R$1.20 per liter of imported diesel until May 31, 2026, which would be split equally between the Federal Government and the States. This proposal is still under discussion.

On March 17, 2026, the Lower House promulgated Legislative Decree No. 14/2026, completing congressional approval of the Mercosur–European Union (EU) Partnership Agreement. The agreement has not yet entered into force and will only begin provisional application after the remaining ratification and notification steps are completed. On the EU side, the agreement still requires the consent of the European Parliament, and the full Partnership Agreement will also require ratification by all EU member states to enter into force.

On April 6, 2026, the Federal Government announced a package of measures to reduce the impact of higher fuel prices due to the conflicts in the Middle East. These include subsidies for diesel and liquified petroleum gas (LPG) and exemptions from federal taxes on biodiesel and aviation kerosene. To compensate for the revenue losses associated with these tax exemption and subsidies, the Federal Government announced a set of fiscal offsetting measures. These include an increase in the excise tax (Imposto sobre Produtos Industrializados or IPI, for its acronym in Portuguese) on cigarettes. The Federal Government also expects that other sources of revenue will help mitigate the additional costs of the subsidies and exemptions, including maintaining the 12% export tax on crude oil, higher tax collection from fuel companies’ profits, and revenues from oil auction, particularly related to pre-salt field.

On April 10, the Federal Regional Court of the 2nd Region (TRF2) upheld a preliminary injunction suspending the 12% export tax established on March 12, 2026. The ruling, issued by Justice Carmen Silvia Lima de Arruda, found that the Federal Government failed to demonstrate concrete and immediate risk. The injunction was originally granted at the request of five multinational oil companies—Total Energies (France), Repsol Sinopec (Spain and China), Petrogal (Portugal), Shell (UK and Netherlands), and Equinor (Norway)—which argued the tax violated the constitutional anterioridade principle, which prohibits the collection of new taxes without a minimum prior notice period. The export tax had been designed to offset the fiscal cost of zeroing PIS/Cofins levies on diesel and to discourage oil exports amid global supply pressures from the Middle East conflict. A final ruling on the merits has not yet been scheduled by TRF2.

Elections 2026

On February 26 and March 2, 2026, the Superior Electoral Court approved a total of fourteen normative resolutions governing the 2026 general elections, covering, among others, opinion polling, campaign finance and advertising, and voter transportation. The resolutions confirm that voters must be 16 years old by October 4, 2026; permit campaign spending on personal security for female candidates facing threats; maintain the requirement that parties allocate 30% of resources to black candidates; and establish special transportation measures to facilitate voting by persons with disabilities. The court banned manipulated content involving candidates or public figures during the 72 hours before the elections and 24 hours after the vote, prohibited AI systems from suggesting candidates to voters, and reaffirmed that providers may be held liable by the courts if fake profiles or illegal posts are not removed.

Project MIT

On April 10, 2026, Brazil and the United States announced a mutual cooperation agreement between Brazil’s Federal Tax Authority and the U.S. Customs and Border Protection (CBP) to combat transnational organized crime, with a focus on arms and narcotics trafficking. The initiative—named Project MIT (Mutual Interdiction Team)—establishes real-time, digital sharing of customs seizure data between the two countries, enabling rapid investigation of illicit cargo patterns, routes, and networks of smugglers. The agreement also includes the launch of DESARMA, the new Federal Tax Authority IT system for international tracking of weapons, munitions, and sensitive materials. The framework operationalizes commitments made by Presidents Lula and Trump during a bilateral call in December 2025 and was formally announced after a meeting of Brazilian and U.S. authorities at the Ministry of Finance.

Employment and Labor

Employment Levels

From February 1, 2026 through February 28, 2026, formal employment increased by 0.52%, with a net creation of 255,321 jobs in the period, compared to a 0.91% increase from February 1, 2025 through February 28, 2025, with a net creation of 431,995 jobs.

During the first quarter of 2025, the unemployment rate was 7.0%, a decrease of 0.9 percentage points compared to the first quarter of 2024. During the second quarter of 2025, the unemployment rate fell to 5.8%, a decrease of 1.1 percentage points compared to the second quarter of 2024, and a decrease of 1.2 percentage points compared to the first quarter of 2025. During the third quarter of 2025, the unemployment rate fell to 5.6%, a decrease of 0.8 percentage points compared to the third quarter of 2024, and a decrease of 0.2 percentage points compared to the second quarter of 2025. During the fourth quarter of 2025, the unemployment rate fell to 5.1%, a decrease of 1.1 percentage points compared to the fourth quarter of 2024, and a decrease of 0.5 percentage points compared to the third quarter of 2025. The numbers for the first, second, third, and fourth quarters of 2025 represent the lowest unemployment rates for the respective periods since 2012.

For the quarter ending on January 2026, the unemployment rate was 5.4%, a decrease of 1.1 percentage points compared to the quarter ending on January 2025. For the quarter ending on February 2026, the unemployment rate was 5.8%, a decrease of 1.0 percentage points compared to the quarter ending on February 2025.

Wages

On December 31, 2025, the Federal Government enacted the 2026 Annual Budget Guidelines, with a monthly minimum wage of R$1,621 for 2026, a nominal increase of 6.79% in relation to the monthly minimum wage of R$1,518 in 2025.

Social Security

As of February 28, 2026, the total monthly benefits paid by the Brazilian Social Security System over the preceding 12-month period increased by 4.35% compared to the immediately prior 12-month period (in real terms). The benefits paid by the Brazilian Social Security System in the one-month period ended February 28, 2026 increased by 2.16% when compared to the one-month period ended February 28, 2025 (in real terms).

Environment

On June 27, 2024, Law No. 14,902 was enacted. This law instituted the Green Mobility and Innovation Program (the “Mover” Program) for decarbonization in the transportation sector. It is intended to support technological development, global competitiveness, integration into global value chains, decarbonization, and the transition to a low-carbon economy within the production and innovation ecosystem for automobiles, trucks, buses, motorized chassis, self-propelled machinery, and automotive parts. It includes an incentive program for R&D and technology production.

On February 10, 2026, the Federal Supreme Court (STF), adopted a decision including new actions to curb deforestation in the Legal Amazon, an official geographic designation comprising several Brazilian states. The decision sets deadlines for the Office of the Comptroller General of the Union (CGU) to audit environmental sanctioning procedures, for the Institute of the Environment and Renewable Natural Resources (Ibama) to define objective criteria on administrative prescription and improve case-processing tools, for National Foundation of Indigenous People (Funai) to strengthen its institutional plan, and for the Federal Government to present an action plan for allocating undesignated federal lands.

On March 13, 2026, The Ministry of the Environment and Climate Change (MMA) instituted the National Plan for Urban Afforestation (PlaNAU, from its acronym in Portuguese). The strategy aims to expand green areas in cities, reduce urban heat islands, improve stormwater management and strengthen climate adaptation, with targets including raising the share of residents living near at least three trees from 45.5% to 65%, expanding urban vegetation cover by 360,000 hectares, and ensuring that all states and municipalities have urban-afforestation planning instruments by 2045.

On March 14, 2026, the Federal Government reported that since 2023 it allocated R$179 billion for ecological-transition projects through the National Climate Change Fund (Fundo Clima) and Eco Invest Brazil program. The Fund’s governing committee approved the 2026 annual allocation plan for Fundo Clima, with a R$27.5 billion budget — the largest in the program’s history — reinforcing federal financing capacity for mitigation, environmental recovery and climate change.

On March 16, 2026, the Federal Government launched the Climate Plan, which sets mitigation and adaptation strategies to guide public policy and broader societal action in response to the climate crisis. The plan targets a 59%–67% reduction in carbon dioxide emissions by 2035, relative to 2005 levels, as part of the path toward net-zero greenhouse-gas emissions by 2050.

From March 23 until March 29, 2026, Brazil hosted the 15th Conference of the Parties to the Convention on the Conservation of Migratory Species of Wild Animals (CMS COP15). The Conference was held in Campo Grande, in the state of Mato Grosso do Sul.

Sustainable Taxonomy

On November 3, 2025, the Federal Government published Decree No. 12,705, which established the Brazilian Sustainable Taxonomy (TSB, for its acronym in Portuguese) as an instrument of the Ecological Transformation Plan. The text recognizes the TSB as the guiding tool for incentives and economic policies aimed at sustainable development, as well as for monitoring labeled finances. The decree also defines principles, strategic, environmental, and socioeconomic objectives, as well as the structure of the criteria that will guide its implementation by the Federal Government.

Brazil’s Sovereign Sustainable Bond Framework.

On November 13, 2023, the Federal Government issued US$2.0 billion of its 6.250% Global Bonds due 2031, the first issuance of a sustainable bond by the Republic.

On June 20, 2024, the Federal Government issued US$ 2.0 billion of its 6.125% Global Bonds due 2032, the second issuance of a sustainable bond by the Republic.

On November 6, 2025, the Federal Government issued US$1.5 billion of its 5.500% Global Bonds due 2033, the third issuance of a sustainable bond by the Republic.

Since the inaugural sustainable bond issuance, Brazil has published two Allocation and Impact Reports, in November 2024 and November 2025.

Critical Minerals

On January 21, 2026, the Ministry of Mines and Energy (MME) initiated the development of the National Rare Earth Strategy, aimed at defining guidelines, targets, and policy instruments aligned with industrial, environmental, and energy transition objectives.

Also in January 2026, Brazil held a strategic round of engagements with European Union representatives to strengthen cooperation on strategic minerals.

On March 3, 2026, MME published “Brazil’s Critical Minerals: A Guide for Foreign Investors” with the aim of attracting foreign investment in critical minerals. The Guide aimed to present a framework that regulates the mineral sector, including procedures for obtaining mineral rights and environmental licensing.

THE BRAZILIAN ECONOMY

Macroeconomic Overview

Between 2017 and 2025, Brazil implemented a series of structural reforms. These reforms began in 2017 with the labor reform (Law No. 13,467), followed by the pension reform approved in 2019 (Constitutional Amendment No. 103). In 2020, a new legal framework for the water and sanitation sector was enacted (Law No. 14,026). In subsequent years, additional reforms were introduced, including the Central Bank independence law and a new legal framework for railways in 2021. In 2023, a sustainable fiscal regime was established, alongside broad tax reform. More recently, measures related to the creation of a regulated carbon market were advanced in 2024. In 2025, reforms focused on income taxation and the reduction of tax benefits.

Brazilian GDP growth prior to the pandemic was 1.3% in 2017, 1.8% in 2018, and 1.2% in 2019, corresponding to an average annual growth rate of 1.4% over this period. In 2020, during the pandemic, GDP declined by 3.3%, characterizing an economic recession. In 2021, GDP increased by 4.8%, reflecting an economic recovery following the contraction observed in the previous year. In the subsequent years, GDP growth rates were 3.0% in 2022, 3.2% in 2023, 3.4% in 2024, and 2.3% in 2025. The average GDP growth rate for the period from 2022 to 2025 was 3.0%. These figures are based on the most recent data released by IBGE in March 2026.

Using a seasonally adjusted GDP index from the World Bank (constant 2010 BRL), Brazil’s GDP level has surpassed the pre-pandemic trend observed before the first quarter of 2020. This trend is calculated by applying the average quarterly GDP growth rate for the period from 2010 to 2019 to the quarterly GDP index.

The median estimate of Brazil’s potential GDP growth rate two years ahead, increased from 1.5% in December 2021 to 1.6% in December 2022 and 1.8% in December 2023, reaching 2.0% in December 2024 and remaining at 2.0% in December 2025. These estimates are based on responses to the Pre-Copom Questionnaire, which is conducted among market participants ahead of the Monetary Policy Committee meeting held in December 2025.

Economy in 2025

Industrial Policy Plan - Nova Indústria Brasil

On February 3, 2026, the Federal Government reported that, in its first month, Move Brasil, a program aimed at green mobility, had secured R$1.3 billion in financing approved by the National Bank for Economic and Social Development (BNDES, for its acronym in Portuguese) for truck fleet renewal, supporting the purchase of new BNDES-accredited trucks and used vehicles manufactured from 2012 onward that comply with Proconve 7 environmental standards. The government also stated that the program had already reached beneficiaries in 532 municipalities through 1,152 operations in January 2026 alone, with an average ticket of R$1.1 million, under a broader R$10 billion credit line funded by R$6 billion from the National Treasury and R$4 billion raised by BNDES.

On February 26, 2026, the National Monetary Council (CMN, for its acronym in Portuguese) authorized the state-owned postal company, Correios, to contract an additional R$8 billion in loans, allowing the company to complete a R$20 billion financing plan following a previously approved R$12 billion operation. Both credit operations carry a federal guarantee, with the National Treasury covering potential defaults. To accommodate the new borrowing, the CMN created a specific sublimit for Correios and raised the total 2026 credit ceiling for public entities from R$15.625 billion to R$23.625 billion. According to the Ministry of Finance, the broader reallocation of credit limits was intended to prioritize financing for the New Growth Acceleration Program (Novo PAC) and public-private partnership projects (PPP).

On February 27, 2026, the Federal Government announced that BNDES would allocate an additional R$70 billion to Nova Indústria Brasil by the end of 2026, bringing total support to R$370 billion over four years after the bank had already reached its R$300 billion target in December 2025. According to the government, since 2023 BNDES resources had been allocated across the Nova Indústria Brasil’s six missions, including R$84.6 billion for the digital transformation of industry, R$76.9 billion for sustainable and digital agro-industrial chains, and R$63.1 billion for sustainable infrastructure, sanitation, housing, and mobility.

On March 7, 2026, BNDES announced that approvals under its truck fleet renewal line had reached R$5 billion, equivalent to 50% of the program’s R$10 billion budget. According to the bank, R$4.2 billion had already been contracted and R$2.8 billion disbursed, with 4,620 operations serving self-employed truckers, cooperatives, and cargo transport companies in 1,127 municipalities nationwide. Most approvals were directed to new trucks for fleet operators, while R$110 million went to self-employed drivers. Of the available resources, R$1 billion is reserved exclusively for autonomous carriers.

Gross Domestic Product

International trade (exports plus imports) as a share of GDP increased from 24% in 2017 to 29% in 2018 and remained at 29% in 2019. In 2020, this ratio rose to 32%. In 2021, international trade reached 38% of GDP and increased further to 39% in 2022. In 2023, the ratio declined to 34%, followed by an increase to 36% in 2024. In 2025, international trade accounted for 35% of GDP. Despite the increased participation of international trade in GDP, domestic demand remains the main component of economic activity. Household consumption represents 63% of GDP, government consumption accounts for 19%, and investment corresponds to 17%. On the external side, exports represent 18% of GDP, while imports account for 17%.

In the fourth quarter of 2025, GDP increased by 0.1% compared to the previous quarter. This result was mainly driven by services (0.8%), followed by agriculture (0.5%). Industry decreased by -0.7%. In the fourth quarter of 2025, GDP grew by 1.8% in relation to the fourth quarter of 2024, reflecting increases of 12.1% in agricultural output, 0.6% in industry, and 2.0% in services compared to the fourth quarter of 2024. On a 12-month accumulated basis ending December 31, 2025, GDP increased by 2.3%. This rate reflected increases of 2.4% in value added at basic prices and 1.7% in net taxes on production. The increase in value added occurred due to the following sectoral growth rates: agriculture (11.7%), industry (1.4%), and services (1.8%).

On March 16, 2026, the Central Bank published its Economic Activity Index (Índice de Atividade Econômica do Banco Central or IBC-Br) for January 2026, which registered a 0.8 percentage point growth compared to December 2025. The IBC-Br is generally considered a preview of the GDP.

Principal Sectors of the Economy

Public Utilities

Electricity prices are regulated by the Brazilian Electricity Regulatory Agency (Agência Nacional de Energia Elétrica or ANEEL, for its acronym in Portuguese) following a tariff flag system for electricity generation. The green, yellow, or red flags (levels 1 and 2) indicate whether energy will cost more or less depending on the generation conditions. The green flag corresponds to regular tariff price charged under regular hydrological conditions, and the yellow and red flags result in additional charges on top of regular tariffs, in case of moderate or severe water scarcity conditions.

In December 2025, the yellow tariff flag was activated, reflecting a partial improvement in generation conditions with the onset of the rainy season, and resulting in a lower additional charge of R$1.885 for every 100 kWh consumed. In January 2026, the green flag tariff was activated due to significantly improved rainfall and favorable energy generation conditions at the peak of the rainy season, meaning no additional charges were imposed on electricity bills. In February 2026, the green tariff flag was maintained due to favorable conditions for electricity generation, particularly the satisfactory water reservoir levels at hydroelectric plants. In March 2026, the tariff flag remained green because energy generation conditions were favorable, mainly due to increased rainfall in February, which raised the water levels in hydroelectric reservoirs.

For more information on the flag tariffs, see “The Brazilian Economy—Principal Sectors of the Economy.”

FINANCIAL SYSTEM

Monetary Policy and Money Supply

Selic

On March 18, 2026, the Comitê de Política Monetária (COPOM, for its acronym in Portuguese) reduced the policy rate to 14.75% per year, citing signs of moderation in domestic economic activity, resilient labor-market conditions, and inflation still above target. The statement also highlighted greater external uncertainty due to escalating geopolitical conflicts in the Middle East and said future monetary-policy adjustments will depend on incoming information about the duration and effects of these shocks on inflation.

Inflation

In March 2026, domestic inflation (measured by the IPCA) increased to 0.88%, 0.18 percentage points above the inflation rate for February 2026 (0.7%). With respect to the 12-month period ending March 31, 2026, the inflation index increased to 4.14%, compared to 3.81% for the 12-month period ending February 28, 2026.

COPOM publishes certain inflation projections based on different hypothetical scenarios in the COPOM Statements. In the March 2026 statement, the reference scenario, which assumes the Selic rate of the Focus survey (a survey of market expectations for economic indicators carried out by the Central Bank) and an exchange rate starting at R$5.20/US$1.00 and evolving according to the purchasing power parity (PPP), inflation projections stood at 3.9% for 2026 and 3.3% for 2027.

Foreign Exchange Rates

Foreign Exchange Rates

The Brazilian Real-U.S. Dollar exchange rate, as published by the Central Bank, was R$5.08/US$1.00 (sell side) on April 9, 2026.

The Brazilian Real-U.S. Dollar exchange rate increased from a R$5.20/US$1.00 monthly average in February 2026 to a R$5.23/US$1.00 monthly average in March 2026, a 0.6% depreciation of the Real.

Financial Institutions

Banco Master

On November 18, 2025, the Central Bank decreed the extrajudicial liquidation of Banco Master S.A., Banco Master de Investimento S.A., Banco Letsbank S.A., and Master S.A. Corretora de Câmbio, Títulos e Valores Mobiliários, as well as the Temporary Special Administration Regime (RAET, for its acronym in Portuguese) for Banco Master Múltiplo S.A., institutions belonging to the Master Conglomerate. This is a prudential banking conglomerate, classified as diversified credit, small size, and included in the S3 segment of prudential regulation, with Banco Master S.A. as the leading institution. The conglomerate represents 0.57% of total assets and 0.55% of total funding in the Brazilian national financial system.

On January 21, 2026, the Central Bank decreed the extrajudicial liquidation of Will Financeira S.A. Crédito, Financiamento e Investimento (Will Financeira), controlled by Banco Master Múltiplo S.A., which had been operating under the Temporary Special Administration Regime. At the time of the decree of extrajudicial liquidation of Banco Master S.A., it was deemed appropriate and in the public interest to impose the RAET on Banco Master Múltiplo S.A, given the possibility of a solution that would preserve the operation of its subsidiary Will Financeira. However, this solution proved unfeasible, as on January 19, 2026, Will Financeira failed to comply with the payment schedule under the Mastercard payment arrangement (Mastercard Brasil Soluções de Pagamentos Ltda.) and was consequently blocked from participating in this arrangement. As a result, the Central Bank decreed the extrajudicial liquidation of Will Financeira, due to its economic and financial situation, its insolvency, and the link evidenced by the exercise of control by Banco Master S.A., already under extrajudicial liquidation.

The Central Bank has stated that it will continue to take appropriate measures to determine responsibilities in accordance with its legal powers. The results of the investigations may lead to the application of administrative sanctions and communications to the competent authorities, in accordance with the applicable legal provisions.

Under the terms of the applicable law, the assets of the controllers and former administrators of the institution subject to the liquidation decree are unavailable.

On February 12, 2026, after a meeting, the ten Justices of the Federal Supreme Court issued a statement expressing their support for Justice Dias Toffoli and indicated that he had requested to step down as reporting Justice for the investigation into fraud at Banco Master. On the same day, Justice André Mendonça, of the Federal Supreme Court, took over as reporting Justice for the Banco Master case investigations.

On February 18, 2026, the Central Bank decreed the extrajudicial liquidation of Banco Pleno S.A., extending the special regime to Pleno Distribuidora Títulos e Valores Mobiliários S.A., entities that are part of the Pleno prudential conglomerate. It is a small conglomerate classified in segment S4 of prudential regulation, with Banco Pleno as its leading institution. The conglomerate holds 0.04% of total assets and 0.05% of total funding in the National Financial System (SFN).

On February 19, 2026, Justice André Mendonça authorized the Federal Police to resume expert examinations and other ordinary investigative steps in the Banco Master case, including witness and suspect depositions. The decision also allowed internal sharing of investigative material within the police to accelerate the forensic work, while keeping the case under seal.

On March 4, 2026, Justice André Mendonça, acting on a Federal Police request, adopted precautionary measures in the Compliance Zero investigation, including the preventive arrest of Daniel Vorcaro, Fabiano Zettel, Luiz Phillipi Machado de Moraes Mourão and Marilson Roseno da Silva. According to the STF, the measures were linked to the Banco Master investigation and later remained valid for the other investigated parties, except for Mourão after his death.

On March 13, 2026, the STF’s Second Panel formed a majority to confirm Justice André Mendonça’s earlier decision in the Banco Master case. The STF said the ruling keeps the preventive arrest of the remaining investigated parties, as well as the suspension of the activities of the companies involved and other precautionary measures imposed in the case.

On March 17, 2026, the Central Bank converted Banco Master Múltiplo S.A.’s Special Temporary Administration Regime (RAET, for its acronym in Portuguese) into an extrajudicial liquidation. The Central Bank said the temporary administration regime, imposed on November 18, 2025, had been used in an attempt to preserve the continuity of a subsidiary, Will Financeira. With the conversion to an extrajudicial liquidation, there were no longer any grounds to continue the RAET.

On March 18, 2026, Justice André Mendonça granted the Federal Police an additional 60 days to conclude the investigation into alleged fraud involving Banco Master. The extension was granted at the request of the police, who argued that more time was necessary to clarify the facts under investigation.

On March 27, 2026, the Central Bank decreed the extrajudicial liquidation of three institutions of the Entrepay conglomerate: Entrepay Instituição de Pagamento (the conglomerate leader), and, by extension, Acqio Adquirência Instituição de Pagamento and Octa Sociedade de Crédito Direto. According to the Central Bank, the conglomerate held approximately 0.009% of total SFN assets as of December 2025. The Central Bank stated that the liquidation was motivated by the compromised economic-financial situation of the conglomerate leader, infringement of applicable norms, and losses posing abnormal risk to creditors.

BNDES

On March 31, 2026, the Central Bank announced that the long-term interest rate (Taxa de Juros de Longo Prazo or TJLP, for its acronym in Portuguese), used for loans granted by BNDES prior to December 31, 2017, would decrease to 9.13% per annum for the second quarter of 2026.

For April 2026, the long-term rate (Taxa de Longo Prazo or TLP, for its acronym in Portuguese) applicable for loans granted by BNDES from January 1, 2018 onward, increased to IPCA plus 7.77% per annum.

For more information on the TJLP and the TLP interest rates, see “The Brazilian Economy—The Financial System—Financial Institutions” in Exhibit D to the 2024 Annual Report.

Banking Supervision

Loan Loss Reserves

As of February 28, 2026, the percentage of 90 days past due loans in the Brazilian national financial system stood at 2.95%, a decrease of 1.30 percentage points compared to January 2026 (4.25%). As of February 28, 2026, in the non-earmarked segment, 90 days past due loans reached 3.87% of the portfolio, a 1.67 percentage point decrease compared to January 2026. As of February 2026, in the non-earmarked corporate segment, 90 days past due loans reached 2.73% in the month, while in the non-earmarked household segment, 90 days past due loans reached 4.78% of the portfolio.

BALANCE OF PAYMENTS

For the 12-month period ended February 28, 2026, the current account registered a deficit of US$63.44 billion (2.71% of GDP). For the same period, the capital account registered a deficit of approximately US$236.80 million, the financial account registered a deficit of US$61.73 billion, and foreign direct investment amounted to US$75.85 billion (3.24% of GDP).

As of February 28, 2026, international reserves totaled US$371.1 billion, up from US$332.5 billion as of February 28, 2025.

As of December 2025, international reserves amounted to US$ 358.23 billion and had the following currency distribution: 72.00% in US$, 6.60% in EUR, 2.24% in JPY, 2.80% in GBP, 1.73% in CAD, 1.27% in AUD, 5.94% in CNY, 7.19% in Gold, and 0.23% in other currencies. For the fourth quarter 2024, Gross External Debt amounted to 9% of GDP.

PUBLIC FINANCE

The following table sets forth revenues and expenditures of the Federal Government from 2022 through 2025 and the budgeted amounts for 2026:

Table No. 1

Primary Balance of the Central Government(1) (in billions of Reais)

	2022(5)	2023(5)	2024(5)	2025(5)	2026 Budget(6)
1 - Total Revenues	2,689.9	2,616.1	2,852.8	2,943.6	3,197.5
1.1 - RFB Revenues(2)	1,617.7	1,600.8	1,800.5	1,887.2	2,032.4
1.2 - Fiscal Incentives	(0.1)	(0.1)	0.0	(0.0)	(0.0)
1.3 - Social Security Net Revenues	622.2	658.1	682.1	719.1	785.3
1.4 - Non-RFB Revenues	450.1	357.3	370.2	337.3	379.8
2 - Transfers by Sharing Revenue	531.4	502.4	551.1	577.7	620.6
3 - Total Net Revenue	2,158.4	2,113.7	2,301.7	2,366.0	2,576.9
4 - Total Expenditures	2,102.0	2,363.7	2,347.5	2,426.5	2,636.8
4.1 - Social Security Benefits	925.7	998.4	999.7	1,041.1	1,123.9
4.2 - Personnel and Social Charges	392.7	403.8	391.0	407.9	457.6
4.3 - Other Mandatory Expenditures	353.0	396.1	382.0	396.0	436.5
4.4 - Discretionary expenditures - Executive branch	430.7	565.5	574.8	581.5	618.7
5 - Primary Balance(3)	56.4	(250.1)	(45.8)	(60.6)	(59.8)
6 - Methodological Adjustment	9.6	(36.1)	(0.4)	1.1	—
7 - Statistical Discrepancy	0.4	(3.5)	(2.2)	1.9	—
8 - Central Government Primary Balance(4)	66.3	(289.7)	(48.4)	(57.6)	(59.8)
9 - Nominal Interest	(582.4)	(682.9)	(909.7)	(902.5)	(1,018.4)
10 - Central Government Nominal Balance(4)	(516.0)	(972.6)	(958.1)	(960.1)	(1,078.2)

Note: Numbers may not total due to rounding.

(1)	Consolidated accounts of (i) the National Treasury, (ii) Social Security System and (iii) the Central Bank.
(2)	Brazilian Federal Tax Authority (Receita Federal do Brasil or RFB, for its acronym in Portuguese).
(3)	Calculated using the “above the line” method, with respect to the difference between the revenues and expenditures of the public sector.
(4)

Calculated using the “below the line” financial method, with respect to changes in public sector’s total net debt (domestic or external). Surpluses are represented by positive numbers and deficits are represented by negative numbers.

(5)	Numbers from 2022 to 2025 were escalated according to inflation through December 2025.
(6)

Represents the most recent assumptions for 2026 from the March 2026 Assessment of Primary Revenues and Expenditures Report. There is no assurance that such assumptions will prevail, and it is likely that outcomes will vary from the assumptions.

Source: Federal Budget Secretariat (Secretaria de Orçamento Federal) and National Treasury

The Assessment of Primary Revenues and Expenditures Report for January and February 2026, published in March 2026, indicated a decrease of R$13.66 billion in the Federal Government’s net primary revenue projection for 2026 compared to the projection assessed in the Budget Law 2026. Primary expenditure estimates increased by R$23.27 billion for 2026. The estimated primary result for 2026, considering deductions, decreased by R$31.41 billion.

The table below sets forth the most recent assumptions for the 2026 Annual Budget, estimated in the March 2026 Assessment of Primary Revenues and Expenditures Report. There is no assurance that such assumptions will prevail, and it is likely that outcomes will vary from the assumptions.

Principal 2026 Budget Assumptions

March 2026 Assessment of Primary Revenues and Expenditures Report

	As of March 25, 2026
Gross Domestic Product
Nominal GDP (billions of Reais)	R$	13,605.46
Real GDP Growth		2.33%
Inflation
Domestic Inflation (IPCA)		3.74%

Source: Federal Budget Secretariat (Secretaria de Orçamento Federal) and Economic Policy Secretariat (Secretaria de Política Econômica)

Fiscal Balance

In 2024, the Central Government registered an accumulated primary deficit of R$45.4 billion (0.36% of GDP) and, in 2025, the Central Government registered an accumulated primary deficit of R$58.7 billion (0.46% of GDP).

In February 2026, the consolidated public sector registered a primary deficit of R$16.4 billion, compared to a deficit of R$19.0 billion in February 2025. For the 12-month period ended February 28, 2026, the consolidated public sector registered an accumulated primary deficit of R$52.8 billion (0.41% of GDP), compared to a primary deficit of R$15.9 billion (0.13% of GDP) in the 12-month period ended February 28, 2025. For the 12-month period that ended on February 2026, the accumulated fiscal (nominal) balance, which includes the primary balance and accrued nominal interest, registered a deficit of R$1,089.6 billion (8.48% of GDP), compared to a nominal deficit of R$939.8 billion (7.91% of GDP) in the 12-month period ended February 28, 2025.

In February 2026, the Brazilian Social Security System registered a deficit of R$22.43 billion, 5.85% lower (in real terms) than the deficit registered in February 2025. For the 12-month period ended February 28, 2026, the deficit of the Brazilian Social Security System totaled R$324.12 billion (in real terms). At current market prices, the deficit accumulated in the preceding 12-month period ended February 28, 2025 reached R$321.04 billion.

In March 2026, the Federal Government published its 1st Bimonthly Assessment of Primary Revenues and Expenditures Report. In this report, the Federal Government announced a R$1.6 billion spending block (“bloqueio”).

PUBLIC DEBT

Public Debt Indicators

Public Sector Net Debt

As of February 28, 2026, the Public Sector Net Debt (Dívida Líquida do Setor Público or DLSP, for its acronym in Portuguese) was R$8,420.42 billion (65.5% of GDP) compared to R$7,296.52 billion (61.1% of GDP) as of February 28, 2025.

General Government Gross Debt

The General Government Gross Debt (GGGD) as a percentage of GDP was, as of the end of the following calendar years: 2017 (73.72%), 2018 (75.27%), 2019 (74.44%), 2020 (86.94%), 2021 (77.31%), 2022 (71.68%), 2023 (73.83%), 2024 (76.27%) and 2025 (78.64%). Considering the trajectory for debt in Emerging Markets and developing economies (EMs), the difference between Brazil’s debt and EM’s has reduced from 23.2 p.p in 2017 to 6 p.p. in 2025. Comparing the GGGD (% GDP) for 2025 and 2019, there is a difference of 4.9 p.p.

As of February 28, 2026, the General Government Gross Debt (GGGD) (Dívida Bruta do Governo Geral or DBGG, for its acronym in Portuguese) was R$10,178.3 billion (79.2% of GDP) compared to R$9,045.3 billion (75.8% of GDP) as of February 28, 2025.

Federal Public Debt

The following tables presents Brazil’s Federal Public Debt (FDP) profile as of the dates referenced below:

Table No. 5A

Federal Public Debt Profile

	As of December 31, 2025%			As of December 31 , 2024%
Federal Public Debt (R$ billions)	R$	8,635.1	100.0%	R$	7,316.1	100.0%
Domestic	R$	8,309. 0	96.2%	R$	6,966.9	95.2%
Fixed-rate	R$	1,889.0	22.0%	R$	1,603.7	21.9%
Inflation-linked	R$	2,239.5	25.9%	R$	1,972.4	27.0%
Selic rate	R$	4,166.7	48.3%	R$	3,386.5	46.3%
FX	R$	3.9	0.0%	R$	4.3	0.1%
Other	R$	0.0	0.0%	R$	0.0	0.0%
External (RS billions)	R$	326.1	3.8%	R$	349.2	4.8%
Maturity Profile
Average Maturity (years)		4.0			4.1
Maturing in 12 months (R$ billions)	R$	1,507.50		R$	1,303.70
Maturing in 12 months (%)		17.5%			17.9%

Source: National Treasury

Table No. 5B

	As of February 28, 2026%			As of January 31, 2026%			As of February 28, 2025%
Federal Public Debt (R$ billions)	R$	8,840.75	100.0%	R$	8,641.10	100.0%	R$	7,492.01	100.0%
Domestic	R$	8,511.10	96.3%	R$	8,330.50	96.4%	R$	7,177.67	95.8%
Fixed-rate	R$	1,881.03	21.3%	R$	1,779.42	20.6%	R$	1,533.58	20.5%
Inflation-linked	R$	2,285.52	25.9%	R$	2,276.96	26.4%	R$	2,061.35	27.5%
Selic rate	R$	4,340.88	49.1%	R$	4,270.42	49.4%	R$	3,578.64	47.8%
FX	R$	3.67	0.0%	R$	3.74	0.0%	R$	4.09	0.1%
Other	R$	0.0	0.0%	R$	0.0	0.0%	R$	0.0	0.0%
External (RS billions)	R$	329.65	3.7%	R$	310.60	3.6%	R$	314.34	4.2%
Maturity Profile
Average Maturity (years)		4.0			4.0			4.1
Maturing in 12 months (R$ billions)	R$	1,472.18		R$	1,456.08		R$	1,266.65
Maturing in 12 months (%)		16.7%			16.9%			16.9%

Source: National Treasury

For February2026, the Domestic Federal Public Debt had the following investor base distribution: Financial Institutions (31.76%), Pension Funds (22.59%), Mutual Funds (21.58%), Non-residents (10.75%), Insurance (3.57%), Government (2.77%) and Other (6.980%).

The Federal Public Debt liquidity reserve reached the following values: December 2022 (R$ 1,176 billion), December 2023 (R$ 982 billion), December 2024 (R$ 860 billion), December 2025 (R$ 1,187 billion) and January 2026 (R$ 1,085 billion) and February 2026 (R$ 1,192 billion). The prudential level, established as a 3-month threshold for each period, was at the following values: December 2022 (R$ 521 billion), December 2023 (R$ 533 billion), December 2024 (R$ 476 billion), December 2025 (R$ 643 billion), January 2026 (R$ 537 billion) and February 2026 (R$ 552 billion). For the same period, we also have the months of debt maturities covered by the liquidity reserve as: December 2022 (8.4), December 2023 (7.6), December 2024 (6.2), December 2025 (7.3) and January 2026 (6.8) and February 2026 (6.4).

Public Debt Management

In managing the FPD, the National Treasury seeks to meet the Public Sector Borrowing Requirements (as defined in “Public Finance—Fiscal Balance”) at the lowest possible long-term financing cost, while maintaining adequate risk levels. Since 2001, the National Treasury has published an Annual Borrowing Plan, including guidelines for managing the FPD, such as (i) gradually replacing floating rate bonds with fixed rate or inflation-linked instruments; (ii) consolidating the share of exchange rate-linked instruments of outstanding debt, in accordance with long-term limits; (iii) relaxing the maturity structure, with special attention to short-term debt; (iv) increasing the average maturity of the outstanding debt; (v) developing the yield curve in both domestic and external markets (i.e., to issue benchmark bonds in the internal and external markets to provide price references to markets and enhance liquidity in the primary and secondary markets); (vi) increasing the liquidity of federal public securities on the secondary market; (vii) broadening the investor base; and (viii) improving the external FPD profile through issuances of benchmark securities, buybacks and structured operations.

The 2026 Annual Borrowing Plan, like the previous Annual Borrowing Plans, focuses on the replacement of floating-rate securities with fixed-rate and inflation-linked securities. In terms of foreign debt management, the 2026 Annual Borrowing Plan expects the Brazilian Treasury to be more active in international markets. The strategy prioritizes the continuation of benchmark bond issuance in U.S. dollars for external debt management, thereby consolidating a sovereign yield curve that serves as a benchmark for both the government and Brazilian companies accessing the external market. In addition, it provides for the Treasury’s return to the European market with the aim of building and consolidating a benchmark curve in euros.

The following table sets forth the federal debt results for each of the years indicated below, and the reference limits provided in the 2026 Annual Borrowing Plan:

Table No. 6

Federal Public Debt Results and 2026 Annual Borrowing Plan

	As of January 31, 2025	As of January 31, 2026	Reference Limits for 2026
			Minimum	Maximum
Stock of FPD (R$ Billion)
FPD	7252.70	8641.10	9.700.0	10,300.0
Composition - %
Fixed Rate	20.1	20.6	21.0	25.0
Inflation Linked	27.7	26.4	23.0	27.0
Floating Rate	48.0	49.4	46.0	50.0
Exchange Rate	4.2	3.6	3.0	7.0
Maturity Profile
Average Maturity (years)	4.1	4.0	3.8	4.2
% Maturing in 12 months	17.3	16.9	18.0	22.0

Source: National Treasury.

In the 2026 Annual Borrowing Plan, there is also presented the Federal Public Debt benchmark – the quantitative reference that guides the targeted composition and maturity structure of the debt in the long term.

	Benchmarks		Intervals
Statistics	Composition (% of FPD)	Average Maturity (years)	Composition (% of FPD)	Average Maturity (years)
Indexer
Fixed Rate	35	3	+ or – 2.0	+ or – 0.3
Inflation-linked	35	7.5	+ or – 2.0	+ or – 0.5
Floating rate	23	3.5	+ or – 2.0	+ or – 0.3
Exchange Rate	7	7.5	+ or – 2.0	+ or – 0.5
Maturity Structure
FDP Average maturity		5		+ or – 0.5
12-month Maturity Share	20		+ or – 2.0

Source: National Treasury.

Regional Public Debt (State and Municipal)

Federal Government Guarantees

The Federal Government guarantees certain loans to Brazilian sub-national governments. These loans are counter-guaranteed by collateral, including permitted transfers and the sub-national government’s revenues. As of February 2026, the Federal Government had paid a total of R$86.61 billion in liabilities incurred by states and municipalities since 2016. The largest payments were attributed to (i) the State of Rio de Janeiro (R$45.51 billion), (ii) the State of Minas Gerais (R$23.00 billion), (iii) the State of Goiás (R$6.66 billion), (iv) the State of Rio Grande do Sul (R$5.54 billion), (v) the State of Maranhão (R$1.51 billion), and (vi) the State of Pernambuco (R$1.44 billion).

Full Debt Payment Program for States (PROPAG)

On February 11, 2026, Justice Nunes Marques suspended for 180 days the proceeding in which Minas Gerais seeks to settle its debt with the Federal Government according to its payment capacity, in order to allow administrative negotiations related to the state’s accession to the Full Debt Payment Program for States (PROPAG). The ruling stated that Minas Gerais had reported compliance with prior obligations, formalized its interest in joining the program, and adopted measures aimed at meeting the requirements for accession. The measure is intended to allow the advancement of administrative negotiations for the state’s adhesion to the PROPAG.

DESCRIPTION OF THE GLOBAL BONDS

Brazil will issue the global bonds under the indenture, dated as of July 2, 2015, between Brazil and The Bank of New York Mellon, as trustee.

The following is a description of the material provisions of the global bonds and the indenture. The description may not contain all of the information that is important to you as a potential investor in the global bonds. Therefore, Brazil urges you to read the indenture and the form of global bond in making your decision on whether to invest in the global bonds. Brazil has filed a copy of these documents with the SEC and will also deposit copies of these documents at the office of the trustee in New York City.

The following description of the particular terms of the global bonds offered hereby supplements and replaces any inconsistent information set forth in the description of the general terms and provisions of the debt securities set forth in the prospectus.

General Terms of the 2030 Bonds

The 2030 bonds will:

•	be issued in an aggregate principal amount of €2,000,000,000.

•	mature at par on April 23, 2030.

•

bear interest at 4.000%. Interest on the 2030 bonds will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2030 bonds (or April 23, 2026 if no interest has been paid on the 2030 bonds), to, but not including, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

•

pay interest annually in arrears on April 23 of each year, starting on April 23, 2027, to be paid to the person in whose name the 2030 bonds are registered at the close of business on the preceding April 8.

•

contain provisions which are described in the sections entitled “—Default; Acceleration of Maturity,” “—Certain Amendments Not Requiring Holder Consent” and “—Amendments and Waivers” in this prospectus supplement. Under these provisions, Brazil may, among other things, amend the payment provisions of the 2030 bonds and certain other terms without your consent.

•	contain provisions described in “Arbitration and Enforceability” in the accompanying prospectus.

•

be direct, general, unconditional, unsecured (except as described under the heading “Debt Securities— Negative Pledge” in the accompanying prospectus) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the 2030 bonds. The 2030 bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the 2030 bonds ratably with payments being made under any other External Indebtedness of Brazil.

•	be registered in the name of a common depositary for Euroclear and Clearstream.

•	be issued in fully registered form, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

•	be available in certificated form only under certain limited circumstances.

•	be redeemable at the option of Brazil before maturity. See “Optional Redemption” in this prospectus supplement.

•	not be entitled to the benefit of any sinking fund.

General Terms of the 2033 Bonds

The 2033 bonds will:

•	be issued in an aggregate principal amount of €1,500,000,000.

•	mature at par on April 23, 2033.

•

bear interest at 4.875%. Interest on the 2033 bonds will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2033 bonds (or April 23, 2026 if no interest has been paid on the 2033 bonds), to, but not including, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

•

pay interest annually in arrears on April 23 of each year, starting on April 23, 2027, to be paid to the person in whose name the 2033 bonds are registered at the close of business on the preceding April 8.

•

contain provisions which are described in the sections entitled “—Default; Acceleration of Maturity,” “—Certain Amendments Not Requiring Holder Consent” and “—Amendments and Waivers” in this prospectus supplement. Under these provisions, Brazil may, among other things, amend the payment provisions of the 2033 bonds and certain other terms without your consent.

•	contain provisions described in “Arbitration and Enforceability” in the accompanying prospectus.

•

be direct, general, unconditional, unsecured (except as described under the heading “Debt Securities— Negative Pledge” in the accompanying prospectus) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the 2033 bonds. The 2033 bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the 2033 bonds ratably with payments being made under any other External Indebtedness of Brazil.

•	be registered in the name of a common depositary for Euroclear and Clearstream.

•	be issued in fully registered form, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

•	be available in certificated form only under certain limited circumstances.

•	be redeemable at the option of Brazil before maturity. See “Optional Redemption” in this prospectus supplement.

•	not be entitled to the benefit of any sinking fund.

General Terms of the 2036 Bonds

The 2036 bonds will:

•	be issued in an aggregate principal amount of €1,500,000,000.

•	mature at par on April 23, 2036.

•

bear interest at 5.500%. Interest on the 2036 bonds will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2036 bonds (or April 23, 2026 if no interest has been paid on the 2036 bonds), to, but not including, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

•

pay interest annually in arrears on April 23 of each year, starting on April 23, 2027, to be paid to the person in whose name the 2036 bonds are registered at the close of business on the preceding April 8.

•

contain provisions which are described in the sections entitled “—Default; Acceleration of Maturity,” “—Certain Amendments Not Requiring Holder Consent” and “—Amendments and Waivers” in this prospectus supplement. Under these provisions, Brazil may, among other things, amend the payment provisions of the 2036 bonds and certain other terms without your consent.

•	contain provisions described in “Arbitration and Enforceability” in the accompanying prospectus.

•

be direct, general, unconditional, unsecured (except as described under the heading “Debt Securities— Negative Pledge” in the accompanying prospectus) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the 2036 bonds. The 2036 bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the 2036 bonds ratably with payments being made under any other External Indebtedness of Brazil.

•	be registered in the name of a common depositary for Euroclear and Clearstream.

•	be issued in fully registered form, without coupons, in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

•	be available in certificated form only under certain limited circumstances.

•	be redeemable at the option of Brazil before maturity. See “Optional Redemption” in this prospectus supplement.

•	not be entitled to the benefit of any sinking fund.

General Terms of the Global Bonds

The global bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, described in this prospectus supplement, that differ from those applicable to Brazil’s outstanding public external indebtedness issued prior to July 2, 2015. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Brazil may amend the payment provisions of the global bonds and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, whether or not certain “uniformly applicable” requirements are met, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually. Those provisions are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement.

“External Indebtedness” means Indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than any such Indebtedness that is originally issued within Brazil).

“Indebtedness” means all unsecured and unsubordinated obligations of Brazil in respect of money borrowed and guarantees given by Brazil in respect of money borrowed by others.

“Public External Indebtedness” means any Public Indebtedness of Brazil which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than such Public Indebtedness that is originally issued within Brazil); settlement of original issuance by delivery of Public Indebtedness (or the instruments evidencing such Public Indebtedness including by means of a book entry system) within Brazil shall be deemed to be original issuance within Brazil.

“Public Indebtedness” means any payment obligation, including any contingent liability, of any person arising from bonds, debentures, notes or other securities which (i) are, or were intended at the time of issuance to be quoted, listed or traded on any securities exchange or other securities market (including, without limiting the generality of the foregoing, securities eligible for resale pursuant to Rule 144A under the Securities Act, as amended (or any successor law or regulation of similar effect)) and (ii) have an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Brazil to a period in excess of one year.

Optional Redemption

Brazil may redeem the 2030 bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on an annual basis (applying the ACTUAL/ACTUAL (ICMA) day count convention described above) at the Benchmark Rate plus 25 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2030 bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Brazil may redeem the 2033 bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on an annual basis (applying the ACTUAL/ACTUAL (ICMA) day count convention described above) at the Benchmark Rate plus 35 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2033 bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Brazil may redeem the 2036 bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on an annual basis (applying the ACTUAL/ACTUAL (ICMA) day count convention described above) at the Benchmark Rate plus 40 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2036 bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

“Benchmark Rate” means, with respect to any redemption date, the rate per annum equal to the annual equivalent yield to maturity or interpolated maturity of the Comparable Benchmark Issue (as defined below), assuming a price for the Comparable Benchmark Issue (expressed as a percentage of its principal amount) equal to the Comparable Benchmark Price for such redemption date.

“Comparable Benchmark Issue” means the Bundesanleihe security or securities (“Bund”) of the German Government selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities of a comparable maturity to the remaining term of such bonds.

“Comparable Benchmark Price” means, with respect to any redemption date, (i) the average of the Reference Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Dealer Quotation or (ii) if Brazil obtains fewer than four such Reference Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Dealers (as defined below) appointed by Brazil.

“Reference Dealer” means any of Banco Bilbao Vizcaya Argentaria, S.A., BNP PARIBAS, Merrill Lynch International and UBS AG, London Branch or their affiliates which are dealers of Bund of the German Government, and one other leading dealer of Bund of the German Government designated by Brazil, and their respective successors; provided that if any of the foregoing shall cease to be a dealer of Bund of the German Government, Brazil will substitute therefor another dealer of Bund of the German Government.

“Reference Dealer Quotation” means, with respect to each Reference Dealer and any redemption date, the average, as determined by Brazil, of the bid and asked prices for the Comparable Benchmark Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Brazil by such Reference Dealer at 3:30 p.m., Frankfurt, Germany time on the third business day preceding such redemption date.

Brazil’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of global bonds to be redeemed.

In the case of a partial redemption, selection of the global bonds for redemption will be made on a pro rata basis in accordance with the applicable rules and procedures of the common depositary, or in the case of certificated bonds, any other method in accordance with the policies and procedures of the trustee. No global bonds of a principal amount of €100,000 or less will be redeemed in part. If any global bond is to be redeemed in part only, the notice of redemption that relates to the global bond will state the portion of the principal amount of the global bond to be redeemed. A new global bond in a principal amount equal to the unredeemed portion of the global bond will be issued in the name of the holder of the global bond upon surrender for cancellation of the original global bond. For so long as the global bonds are held by the common depositary, the redemption of the global bonds shall be done in accordance with the policies and procedures of the depositary. Unless Brazil defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the global bonds or portions thereof called for redemption.

Payment of Principal and Interest

As long as the global bonds are in the form of fully registered book-entry securities, registered in the name of the common depositary or a nominee of the common depositary, Brazil will make payments of principal and interest on the global bonds in euros to the applicable depositary or the nominee, as the case may be, which will receive the funds for distribution to the beneficial holders of the global bonds. Brazil expects that holders of the global bonds will be paid in accordance with the procedures of the applicable depositary or the nominee. Neither Brazil nor the paying agent will have any responsibility or liability for any aspect of the records of, or payments made by the common depositary or any failure on the part of the common depositary in making payments to holders of the global bonds from the funds the applicable depositary or the nominee receives.

If the global bonds are issued in certificated form and your name is listed as the registered holder of a global bond in the security register maintained by the trustee, Brazil will make its interest and principal payments to you by wire transfer if:

•	you own at least €1,000,000 aggregate principal amount of the global bonds;

•

not less than 15 days before the payment date, you notify the trustee in writing of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions; and

•

with respect to principal payments, you surrender the global bonds at the corporate trust office of the trustee or at the office outside the United States of the other paying agents that Brazil appoints pursuant to the indenture.

If Brazil does not pay interest by wire transfer as described above for any reason, it will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the security register maintained by the trustee on the applicable record date.

If any date for an interest or principal payment is a day on which the law at the place of payment permits or requires banking institutions to close, Brazil will make the payment on the next banking day at such place. Brazil will treat such payments as if they were made on the due date, and no interest on the global bonds will accrue as a result of this delay in payment.

Initial holders will be required to pay for the global bonds in euro, and all payments of principal of and interest and additional amounts (as defined below, if any), on the global bonds, will be payable in euro, provided, that if on or after the date of this prospectus supplement, the euro is unavailable to Brazil due to the imposition of exchange controls or other circumstances beyond its control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the global bonds will be made in U.S. dollars until the euro is again available to Brazil or so used. The amount payable on any date in euro will be converted by the calculation agent into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/ euro exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date. Any payment in respect of the global bonds so made in U.S. dollars will not constitute an event of default under the global bonds or the indenture governing the global bonds. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments on the global bonds that may have important economic and tax consequences to them. See “Risk Factors” and the discussion of the foreign currency rules under “Taxation – U.S. Federal Income Taxation”.

Subject to any relevant unclaimed property laws or regulations, if any money that Brazil pays to the trustee for the payment of principal of or interest on the global bonds is not claimed at the end of two years after the principal or interest was due and payable, the trustee will repay the money to Brazil. After any such repayment, the trustee will not be liable with respect to the payments. However, Brazil’s obligations to pay the principal of and interest on the global bonds as they become due will not be affected by such repayment. The global bonds will become void unless presented for payment within five years after the maturity date (or a shorter period if provided by applicable law).

For purposes of all payments of interest, principal or other amounts contemplated herein, “business day” means any day that is a day on which the Trans-European Automated Real-time Settlement Express Transfer (TARGET2) System (or any successor thereto) is open for business.

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to any series of the global bonds:

(a) a default by Brazil in any payment of principal of or interest on the global bonds of such series which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the global bonds of such series in the performance of any other obligation under the global bonds of that series, which continues for 60 days after the written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of global bonds of such series then outstanding;

(c) an acceleration of in excess of U.S.$25,000,000 (or its equivalent in any other currency) in aggregate principal amount of Public External Indebtedness of Brazil by reason of an event of default (however described) arising from Brazil’s failure to make any payment of principal, premium, if any, or interest under that Public External Indebtedness when due;

(d) a failure of Brazil to make any payment in respect of Public External Indebtedness of Brazil in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of global bonds of such series then outstanding;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of, or premium, if any, on or interest on Public External Indebtedness of Brazil which does not expressly exclude the global bonds and which is materially prejudicial to the interests of the holders of the global bonds; or

(f) a denial by Brazil of its obligations under the global bonds of such series.

If any of the events of default described above occurs and is continuing with respect to a series of global bonds, the trustee or the holders of at least 25% of the aggregate principal amount of the global bonds of that series then outstanding may declare all the global bonds of such series to be due and payable immediately by giving written notice to Brazil, with a copy to the trustee, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of Brazil, unless prior to such date all events of default in respect of all the global bonds of that series shall have been cured.

Holders holding global bonds of a series representing in the aggregate more than 50% of the principal amount of the then-outstanding global bonds of that series, by written notice to Brazil and to the trustee, may waive any existing defaults and their consequences on behalf of the holders of all of the global bonds of such series if:

•

following the declaration that the principal of the global bonds of such series has become due and payable immediately, Brazil deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those global bonds (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those global bonds due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Paying Agents, Calculation Agent and Transfer Agents

Until the global bonds of each series are paid, Brazil will maintain a paying agent in New York City and London. Brazil has initially appointed The Bank of New York Mellon to serve as its paying agent and transfer agent in New York City and The Bank of New York Mellon, London Branch as its paying agent, calculation agent and transfer agent in London.

Brazil may at any time appoint new paying agents and transfer agents. Brazil will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.

Certificated Securities

Brazil will issue global bonds in certificated form in exchange for the book-entry securities only if:

•

Euroclear or Clearstream or the common depositary notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary at a time when it is required to be and Brazil does not appoint a successor common depositary within 90 days of receiving notice from the common depositary or becoming aware of such ineligibility;

•

the trustee institutes or is directed to institute any judicial proceeding in a court or arbitral proceeding to enforce the rights of the holders with respect to the global bonds represented by the global security and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the global bonds, the trustee may in its sole discretion determine that the global bonds represented by a global security will no longer be represented by a global security; or

•	at any time Brazil decides it no longer wishes to have all or part of the global bonds represented by a book-entry security.

If Brazil issues certificated securities, the certificated securities will have the same terms and authorized denominations as the book-entry security. You may present certificated securities for transfer, exchange or payment at the corporate trust office of the trustee in New York City, according to the procedures in the indenture, and, in the case of certificated securities presented for payment, principal and interest thereon will be payable at the offices of the trustee in New York City, provided that interest thereon may be paid by check mailed to the registered holders of certificated securities. In the case of a transfer of part of a certificated security, the registrar or transfer agent will issue a new certificated security to the transferee and a second certificated security in respect of the balance of the certificated security to the transferor. Certificated securities presented for transfer must be accompanied by an executed instrument of assignment and transfer, copies of which are available at the office of the trustee in New York City. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. You may, however, be charged for any stamp, tax or other governmental charge that must be paid in connection with the transfer, exchange or registration. Brazil, the trustee and any other agent of Brazil may treat the person in whose name any certificated security is registered as the owner of such security for all purposes.

If any security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Brazil and the trustee may require you to sign an indemnity under which you agree to pay Brazil, the trustee or any other agent of Brazil for any losses that they may suffer relating to such replacement. Brazil and the trustee may also require you to present other documents or proof. After you deliver these documents, Brazil in its discretion may execute, and, upon request of Brazil, the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. If so requested by Brazil, you will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

Notices

All notices regarding the global bonds will be published in a daily newspaper of general circulation in London for so long as the global bonds are listed on the London Stock Exchange and the rules of the London Stock Exchange so require. If at any time publication in any such newspaper is not practicable, notices will be valid if published in such English language newspaper with general circulation in the respective market regions as Brazil shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

In the case of the book-entry securities, notices also will be sent to the depositary or its nominee, as the holder thereof, and the depositary will communicate such notices to depositary’s participants in accordance with its standard procedures.

Further Issues of the Global Bonds

From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment, the issue date and the issue price), provided that any additional debt securities subsequently issued will be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional global bonds issued in this manner will be consolidated with, and will form a single series with, any other outstanding bonds of such series.

Amendments and Waivers

The holders of the global bonds of any series may generally approve any proposal by Brazil to modify the indenture or the terms of the global bonds of such series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the global bonds of that series.

However, holders of the global bonds of any series may approve, by vote or consent through one of three modification methods, any proposed modification by Brazil that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the global bonds of such series;

•	reduce the principal amount (other than in accordance with the express terms of the global bonds and the indenture) of the global bonds of such series;

•	reduce the interest rate on the global bonds of such series;

•	change the method used to calculate any amount payable on the global bonds of such series (other than in accordance with the express terms of the global bonds and the indenture);

•	change the currency or place of payment of any amount payable on the global bonds of such series;

•	modify Brazil’s obligation to make any payments on the global bonds of such series (including any redemption price therefor);

•	change the identity of the obligor under the global bonds of such series;

•	change the definition of “outstanding” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•

authorize the trustee, on behalf of all holders of the global bonds of such series, to exchange or substitute all the global bonds of that series for, or convert all the global bonds of such series into, other obligations or securities of Brazil or any other person; or

•	change the legal ranking, governing law, agreement to arbitrate, submission to jurisdiction in Brazil or waiver of immunities provisions of the terms of the global bonds of such series.

A change to a reserve matter, including the payment terms of the global bonds of any series, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding global bonds of such series in so far as the changes affect the global bonds of that series;

•

where such proposed modification would affect the outstanding debt securities of two or more series (a “cross-series modification”), including the global bonds, the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met (a “cross-series modification with single aggregated voting”); or

•

where such proposed modification would affect the outstanding debt securities of two or more series, including the global bonds, whether or not certain “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually (a “cross-series modification with two-tier voting”).

The term “uniformly applicable,” as referred to above, in the context of a proposed cross-series modification, means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration.

A modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Brazil may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

A cross-series modification constituting or including a reserve matter modification to the terms and conditions of the affected debt securities, including the global bonds, that is not uniformly applicable must be effected pursuant to a cross-series modification with two-tier voting; such a cross-series modification that is uniformly applicable may be effected pursuant to a cross-series modification with single aggregated voting or a cross-series modification with two-tier voting, at Brazil’s option.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Brazil will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•

a description of Brazil’s economic and financial circumstances which are, in Brazil’s opinion, relevant to the request for the proposed modification, a description of Brazil’s existing debts and description of any broad policy reform program and provisional macroeconomic outlook;

•

if Brazil shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Brazil’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Brazil is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the global bonds of any series or any other series of debt securities has approved any amendment, modification or change to, or waiver of, the global bonds of any series or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the global bonds of such series, debt securities (including the global bonds) will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Brazil or by a public sector instrumentality, except that (x) debt securities held by Brazil or any public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Brazil or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions under the indenture, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Brazil, and a corporation, trust or other legal entity controlled by Brazil or by a public sector instrumentality and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Please refer to the section entitled “Debt Securities—Meetings and Amendments” in the accompanying prospectus for information on the procedures for convening and conducting meetings of the holders of global bonds.

Certain Amendments Not Requiring Holder Consent

Brazil and the trustee may, without the vote or consent of any holder of global bonds of any series, amend the indenture or the global bonds of that series for the purpose of:

•	adding to Brazil’s covenants for the benefit of the holders;

•	surrendering any of Brazil’s rights or powers with respect to the global bonds of that series;

•	securing the global bonds of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the global bonds of that series or the indenture;

•

amending the global bonds of that series or the indenture in any manner that Brazil and the trustee may determine and that does not materially adversely affect the interests of any holders of the global bonds of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

GLOBAL CLEARANCE AND SETTLEMENT

Brazil has obtained the information in this section from sources it believes to be reliable, including from Euroclear and Clearstream, and Brazil takes responsibility for the accurate reproduction of this information. Brazil takes no responsibility, however, for the accuracy of this information. Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Brazil nor the trustee will be responsible for Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will Brazil or the trustee be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Clearance and Settlement

The global bonds will be issued in the form of one or more fully registered global bonds and will be deposited with a common depositary or its nominee for, and in respect of interests held through, Clearstream and Euroclear. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global bonds.

Except as set forth below, the global bonds may be transferred, in whole and not in part, only to Clearstream or Euroclear or their respective nominees.

Beneficial interests in the global bonds will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Those beneficial interests will be held in denominations of €100,000 and additional multiples of €1,000 in excess thereof. Investors may hold global bonds directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the global bonds will not be entitled to have global bonds registered in their names, and will not receive or be entitled to receive physical delivery of global bonds in definitive form. Except as provided in this prospectus supplement, beneficial owners will not be considered the owners or holders of the global bonds under the indenture, including for purposes of receiving any reports delivered by Brazil or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if Brazil requests any action of holders or a beneficial owner desires to give or take any action a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global bonds.

Persons that are not Clearstream or Euroclear participants may beneficially own global bonds held by the common depositary or its nominee for Clearstream and Euroclear only through direct or indirect participants in Clearstream and Euroclear. So long as the common depositary or its nominee for Clearstream and Euroclear is the registered owner of the global bonds, the common depositary for all purposes will be considered the sole holder of the global bonds represented by the global security under the indenture and the global bonds.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global bonds held by them. Brazil has no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. Brazil also does not supervise these systems in any way.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.A. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”).

All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the global bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by its depositary.

Euroclear further advises that investors that acquire, hold and transfer interests in the global bonds by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global bonds.

The Euroclear Operator advises as follows: under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations (“Clearstream

Customers”) and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate the settlement of trades between Euroclear and Clearstream. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Customer, either directly or indirectly.

Distributions with respect to the global bonds held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures.

Clearstream and Euroclear Arrangements

So long as Clearstream or Euroclear or their nominee or their common depositary or its nominee is the registered holder of the global bonds, Clearstream, Euroclear or such nominee, as the case may be, will be considered the sole owner or holder of the global bonds represented by such global bonds for all purposes under the indenture and the global bonds. Payments of principal, premium, if any, and interest in respect of the global bonds will be made to Clearstream, Euroclear or such nominee, as the case may be, as registered holder thereof. None of Brazil, the trustee, transfer agent, paying agent and registrar, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium, if any, and interest with respect to the global bonds will be credited in euro to the extent received by Clearstream or Euroclear from the paying agent to the cash accounts of Clearstream or Euroclear customers in accordance with the relevant system’s rules and procedures.

Because Clearstream and Euroclear can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global bonds to pledge such interest to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

Brazil understands that investors that hold their global bonds through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, global bonds will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any global bonds where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Brazil understands that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the global bonds through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the global bonds, or to make or receive a payment or delivery of the global bonds, on a particular day, may find that the transactions will not be performed until the next business day in Brussels or Luxembourg, depending on whether Clearstream or Euroclear is used.

Clearstream and Euroclear will credit payments to the cash accounts of Clearstream Customers or Euroclear Participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream Customer or Euroclear Participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the global bonds among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

TAXATION

Brazilian Taxation

The following is a summary of certain Brazilian federal income taxation considerations that may be relevant to a prospective non-Brazilian investor in the global bonds. The summary is based on Brazilian laws, rules and regulations in effect on the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. This summary is not intended to constitute a complete analysis of the Brazilian income tax consequences to non-residents of Brazil of the purchase, receipt, ownership or disposition of the global bonds. This summary does not describe any of the tax consequences that may be applicable to residents of Brazil.

Prospective purchasers of the global bonds should consult their own tax advisors to determine the tax consequences arising from the purchase, ownership and disposition of the global bonds.

Unless a non-Brazilian holder of a global bond has some connection with Brazil other than the mere holding of a global bond or the receipt of principal or interest in respect of a global bond, payments of interest and principal on a global bond to that non-Brazilian holder will be made free and clear of, and without deduction for or on account of, Brazilian taxes.

Capital gains resulting from any trades of global bonds effected between or in respect of accounts maintained by or on behalf of non-residents of Brazil will not be subject to Brazilian income tax or other Brazilian taxes if these non-residents have no connection with Brazil other than as holders of an interest in the global bonds.

Payments of interest and principal on the global bonds to, and any gain realized upon the disposition of global bonds by, non-Brazilian holders of global bonds will not be subject to Brazilian estate tax.

U.S. Federal Income Taxation

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus. This discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a global bond acquired at the issue price pursuant to this offering. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary. This discussion does not cover any U.S. state, U.S. local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Brazil has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the global bonds.

This discussion deals only with beneficial owners that hold a global bond as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances.

In particular, this discussion assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	persons that purchase or sell global bonds as part of a wash sale for U.S. federal income tax purposes;

•	persons that purchase or sell global bonds as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or persons holding the global bonds through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a global bond may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a global bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of global bonds that are partnerships and partners in those partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the global bonds.

In certain circumstances (see “Description of the Global Bonds—Optional Redemption”), we may be obligated to pay a premium to optionally redeem the global bonds. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” If the global bonds have an issue price that does not exceed the stated principal amount of the global bonds, then the foregoing potential obligation to pay a premium generally may be ignored under these regulations. Furthermore, under these regulations, a contingency should not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is considered “remote” or “incidental” or, in certain circumstances, it is significantly more likely than not that the contingency will not occur. We intend to take the position that the foregoing potential obligation to pay a premium should not cause the global bonds to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the global bonds may be materially and adversely different from the consequences discussed herein. The remainder of this discussion assumes that the global bonds will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the global bonds.

Brazil expects, and the remainder of this summary assumes, that the global bonds will be issued with less than a de minimis amount of “original issue discount” (“OID”) for U.S. federal income tax purposes.

You should consult your own tax advisors concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a global bond.

Deemed Taxable Exchange

A change made to the terms of the global bonds pursuant to the “collective action clauses” may give rise to a deemed taxable exchange of the global bonds for U.S. federal income tax purposes upon which gain or loss is realized if the modified global bond differs materially either in kind or extent from the original global bond (a “Significant Modification”, as defined in the Treasury Regulations). Such gain or loss would generally be measured by the difference between the fair market value of the global bond after the Significant Modification and the holder’s tax basis in such global bond before the Significant Modification. A modification of a global bond that is not a Significant Modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a global bond is a Significant Modification if, based on all of the facts and circumstances and taking into account all modifications of the global bond collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. See the discussion under “Description of the Securities—Meetings and Amendments—Collective Action Clause” in the accompanying prospectus for more information about potential amendments of certain key terms of the global bonds.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a global bond and you are:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary supervision over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “––Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a global bond generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the global bonds, including withholding tax on payments of such additional amounts. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a global bond generally will constitute foreign source income and will be categorized as passive or another category of income depending on your circumstances.

If you are a taxpayer that uses the cash method of accounting for U.S. federal income tax purposes, you will be required to include in income the U.S. dollar value of the euro interest, translated at the spot rate of exchange on the date of receipt, whether or not you convert the euro into U.S. dollars.

If you are a taxpayer that uses an accrual method of accounting for U.S. federal income tax purposes, you may determine the amount of income that you recognize with respect to an interest payment by using one of two methods. Under the first method, you will accrue interest income on a bond in euros and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the portion of the period within the taxable year. Alternatively, you may elect to translate all interest income on the global bonds at the spot rate in effect on the last day of the accrual period in the taxable year or, with respect to an interest accrual period that spans two taxable years, at the spot rate on the last day of the portion of the period within the taxable year. Additionally, under this second method, you may translate the euro interest accrued into U.S. dollars on the date the interest payment is received if that date is within five business days of the end of the accrual period. If made, this election must be applied consistently to all debt instruments held at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired. The election cannot be changed without the consent of the IRS. If you use the accrual method of accounting, you will recognize foreign currency gain or loss on the receipt of an interest payment (including, on the sale or other disposition of a global bond, a payment attributable to accrued but unpaid interest) to the extent the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that income as determined above. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on a global bond

Disposition of Global Bonds. If you sell or otherwise dispose of a global bond, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the global bond. Your “amount realized” generally will be the value of what you receive for selling or otherwise disposing of the global bond, other than amounts that represent interest that is due to you but that has not yet been paid (which generally will be taxed to you as ordinary income to the extent not previously included in income). Your “adjusted tax basis” in a global bond generally will equal the amount that you paid for the global bond. If your global bond is sold or retired for an amount in foreign currency, your “amount realized” will be the U.S. dollar value of such amount on the date the global bond is disposed of or retired, except that in the case of a global bond that is traded on an established securities market (within the meaning of the applicable Treasury Regulations), if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, you will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale. Your “adjusted tax basis” in the global bond will equal the U.S. dollar value of the euro amount that you paid for the global bond, decreased by any cash payments of principal (if any) that you have received with respect to the bond. The value in U.S. dollars of the amount that is actually paid by you for a global bond may differ from the amount determined under the preceding sentence, since the U.S. dollar purchase price will be determined using a currency exchange rate determined as of the pricing date, rather than the settlement date. You may recognize U.S. source foreign currency gain or loss in an amount equal to such difference.

Gain or loss from the sale or other disposition of a global bond generally will be capital gain or loss (except to the extent attributable to changes in exchange rates as described below), and will be long-term capital gain or loss if at the time you sell or dispose of the global bond, you have held the global bond for more than one year, or will be short-term capital gain or loss if you have held the global bond for one year or less. Long-term capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a global bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

You must treat any portion of the gain or loss recognized on the sale or disposition of a global bond as ordinary income to the extent that gain or loss is attributable to changes in the exchange rate between the U.S. dollar and the euro. Gain or loss attributable to changes in such exchange rate will equal the difference between (i) the U.S. dollar value of the principal amount of the global bond determined on the date the payment is received or the global bond is disposed of, and (ii) the U.S. dollar value of the principal amount of the global bond determined on the date you acquired the global bond. Such gain or loss, however, will be taken into account only to the extent of the total gain or loss realized on the sale or disposition. For purposes of the foregoing, generally the principal amount of a global bond is the purchase price in euros on the date you acquired or disposed of the global bond, as applicable.

Tax Return Disclosure Requirement. Treasury Regulations require the reporting to the IRS of certain foreign currency transactions (such as the receipt or accrual of interest on, or the disposition of, a global bond or foreign currency received in respect of a global bond) if such transactions give rise to losses in excess of a certain minimum amount. You should consult your own tax advisors to determine your reporting obligations, if any, with respect to an investment in the global bonds, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between U.S.$125,000 and U.S.$250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the global bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you should consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the global bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year, or U.S.$75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as securities held for investment and issued by non-U.S. Persons that are not held in accounts maintained by financial institutions (which may include the global bonds issued in certificated form). The global bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. In addition, the statute of limitations of tax would be suspended in whole or part. You should consult your own tax advisors regarding your obligation to file information reports with respect to the global bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a global bond and are not a partnership for U.S. federal income tax purposes and not a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a global bond unless you are engaged in a trade or business in the United States and the interest on the global bond is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (and in addition, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder (unless the interest is excluded under an applicable tax treaty). In addition, if you are a corporation for U.S. federal income tax purposes, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Global Bonds. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell or otherwise dispose of a global bond unless:

•

that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (and in addition, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

•

if you are an individual, you are present in the United States for 183 days or more in the taxable year in which you sell or otherwise dispose of the global bond and either (i) you have a tax home (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the global bond, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, you may also be subject to the U.S. branch profits tax as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on the gain derived from the sale or other taxable disposition of a global bond, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a global bond generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements, but you may be required to comply with certification and identification procedures in order to prove your exemption. If you are paid the proceeds of a sale or redemption of a global bond effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person includes:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a non-U.S. Person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

UNDERWRITING

Brazil and the underwriters for the offering named below have entered into a terms agreement dated April 15, 2026 with respect to the global bonds. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of the global bonds indicated in the following table:

Underwriter	Principal Amount of 2030 Bonds	Principal Amount of 2033 Bonds	Principal Amount of 2036 Bonds
Banco Bilbao Vizcaya Argentaria, S.A	€500,000,000	€375,000,000	€375,000,000
BNP PARIBAS.	€500,000,000	€375,000,000	€375,000,000
Merrill Lynch International	€500,000,000	€375,000,000	€375,000,000
UBS AG, London Branch	€500,000,000	€375,000,000	€375,000,000

Total	€2,000,000,000	€1,500,000,000	€1,500,000,000

Global bonds sold by the underwriters to the public will initially be offered at the respective public offering price set forth on the cover of this prospectus supplement plus, accrued interest, if any, from April 23, 2026, the date Brazil expects to deliver the global bonds offered by this prospectus supplement. If all global bonds are not sold at such public offering price, the underwriters may change the offering price and the other selling terms. The underwriters may offer and sell the global bonds through certain of their affiliates.

It is expected that delivery of the global bonds will be made against payment therefor on the sixth business day following the date hereof (such settlement cycle being referred to herein as “T+6”). Trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the global bonds prior to one business day before delivery will be required, by virtue of the fact that the global bonds initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the global bonds who wish to trade the global bonds prior to one business day before delivery should consult their own advisors.

The global bonds are a new issue of securities with no established trading market. Brazil has been advised by the underwriters that the underwriters intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the global bonds.

The global bonds are offered for sale in those jurisdictions where it is legal to make such offers. Only offers and sales of the global bonds in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this prospectus supplement and the accompanying prospectus must be delivered, are made pursuant to the registration statement, of which the prospectus, as supplemented by this prospectus supplement, forms a part.

In connection with the offering, the Stabilizing Manager (or any person acting on behalf of any Stabilizing Manager) may purchase and sell the global bonds in the open market. These transactions may include short sales, transactions, including over-allotment, and purchases to cover positions created by short sales. Short sales involve the sale by the Stabilizing Manager (or any person acting on behalf of any Stabilizing Manager) of a greater aggregate principal amount of global bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the global bonds while the offering is in progress. These activities by the Stabilizing Manager (or any person acting on behalf of any Stabilizing Manager) may stabilize, maintain or otherwise affect the market price of the global bonds. As a result, the price of the global bonds may be higher than the price that otherwise might exist in the open market. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the global bonds is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the global bonds and 60 days after the date of the allotment of the global bonds. These transactions may be effected on the London Stock Exchange, in the over-the-counter market or otherwise.

Brazil estimates that its share of the total expenses of this offering, excluding the underwriting discounts, will be approximately €520,000.

Purchasers of the global bonds may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price set forth on the cover of this prospectus supplement.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. Affiliates of certain of the underwriters provide advisory services to affiliates of the issuer from time to time. They have received, or may in the future receive, customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates may routinely hedge, and certain other of those underwriters currently hedge and are likely to continue to hedge or otherwise reduce their credit exposure to us consistent with their customary risk management policies, which hedges may be substantial. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the global bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the global bonds offered hereby.

Certain of the underwriters are not registered with the U.S. Securities and Exchange Commission as a U.S. registered broker-dealer. To the extent that any such underwriter intends to effect sales in the United States or to U.S. persons, they will do so only through one or more U.S. registered broker-dealers or otherwise as permitted by applicable U.S. laws and regulations.

The underwriters have specifically agreed to act as follows in each of the following places:

Austria:

The information in the offer materials does not constitute a public offering (öffentliches Angebot) to investors in Austria and must not be used in conjunction with a public offering pursuant to Austrian Capital Market Act (Kapitalmarktgesetz) in Austria or, if considered a public offering (öffentliches Angebot), is exclusively made on the basis of exemptions from the obligation to publish an approved prospectus in line with the Austrian Capital Market Act (Kapitalmarktgesetz). No prospectus pursuant to the Austrian Capital Market

Act (Kapitalmarktgesetz) has been or will be approved (gebilligt) by or notified (notifiziert) to the Austrian Financial Market Authority (Finanzmarktaufsicht) and no such prospectus has been or will be published in Austria in any way which would constitute a public offering under Austrian law (whether presently or in the future), nor has been or will such prospectus be deposited with the filing office (Meldestelle) of Oesterreichische Kontrollbank AG.

The information in the offer materials (e.g., prospectus supplement and prospectus) is being made available in Austria for the sole purpose of providing information about the securities described herein solely to individually qualified investors in Austria. The information contained in the offer materials is being made available on the condition that it is solely for the use of the recipient as a potential and individually qualified investor and may not be passed on to any other person or reproduced in whole or in part.

Consequently, the securities are not authorized for public offering under the Austrian Capital Markets Act (Kapitalmarktgesetz) and no public offers or public sales or invitation to make such an offer may be made. No advertisements may be published and no marketing materials may be made available or distributed in Austria in respect of the securities. A public offering of the securities in Austria without the prior publication of a prospectus in accordance with the Austrian Capital Market Act would constitute a criminal offense under Austrian law.

Belgium:

In Belgium, this invitation is not, directly or indirectly, being made to, or for the account of, any person other than to qualified investors (gekwalificeerde beleggers/investisseurs qualifiés) within the meaning of Article 2, e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC. (Règlement (UE) 2017/1129 du 14 juin 2017 du Parlement européen et du Conseil concernant le prospectus à publier en cas d’offre au public de valeurs mobilières ou en vue de l’admission de valeurs mobilières à la négociation sur un marché réglementé, et abrogeant la directive 2003/71/CE / Verordening (EU) 2017/1129 van het Europees Parlement en de Raad van 14 juni 2017 betreffende het prospectus dat moet worden gepubliceerd wanneer effecten aan het publiek worden aangeboden of tot de handel op een gereglementeerde markt worden toegelaten en tot intrekking van Richtlijn 2003/71/EG) (“The Regulation”), as amended or replaced from time to time, and that do not qualify as consumers (consumenten/consommateurs) within the meaning of Article I.1, 2° of the Belgian Code of Economic Law of February 28, 2013 (Qualified Belgian Investors). As a result, and further to Article 1, 4, a of The Regulation this invitation does not constitute a public offer pursuant to Article 3, 1 of The Regulation, as amended or replaced from time to time. Consequently, the invitation has not been and will not be notified to, and the prospectus supplement and related prospectus and any other offering material relating to the offer has not been, and will not be, submitted to nor approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des Services et Marchés Financiers) pursuant to the Belgian laws and regulations applicable to the public offering of securities. The invitation as well as any other materials relating to the invitation may not be advertised, and this prospectus supplement and related prospectus or any other information circular, brochure or similar document may not be distributed, directly or indirectly, to any person in Belgium other than Qualified Belgian Investors, acting on their own account, and may not be used in connection with any offering in Belgium except as may otherwise be permitted by law.

Brazil:

The global bonds may not be offered or sold to the public in Brazil. Accordingly, this prospectus supplement has not been nor will it be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) nor has it been submitted to the foregoing agency for approval. Documents relating to the offer, as well as the information contained therein, may not be supplied to the public in Brazil, as the offering of the global bonds pursuant to this prospectus supplement is not a public offering of securities in Brazil, nor used in connection with any offer for subscription or sale of the global bonds to the public in Brazil.

Canada:

The global bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the global bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands:

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the global bonds.

Chile:

PURSUANT TO THE SECURITIES MARKET LAW OF CHILE AND NORMA DE CARÁCTER GENERAL (RULE) NO. 336, DATED JUNE 27, 2012, ISSUED BY THE FINANCIAL MARKET COMMISSION OF CHILE (COMISIÓN PARA EL MERCADO FINANCIERO OR “CMF”) (“RULE 336”), THE GLOBAL BONDS MAY BE PRIVATELY OFFERED TO CERTAIN QUALIFIED INVESTORS IDENTIFIED AS SUCH BY RULE 336 (WHICH IN TURN ARE FURTHER DESCRIBED IN RULE NO. 216, DATED JUNE 12, 2008, AND RULE 410 DATED JULY 27, 2016, BOTH OF THE CMF).

RULE 336 REQUIRES THE FOLLOWING INFORMATION TO BE MADE TO PROSPECTIVE INVESTORS IN CHILE:

1.	DATE OF COMMENCEMENT OF THE OFFER: APRIL 14, 2026. THE OFFER OF THE GLOBAL BONDS IS SUBJECT TO RULE 336;

2.

THE SUBJECT MATTER OF THIS OFFER ARE SECURITIES NOT REGISTERED IN THE SECURITIES REGISTRY (REGISTRO DE VALORES) OF THE CMF, NOR IN THE FOREIGN SECURITIES REGISTRY (REGISTRO DE VALORES EXTRANJEROS) OF THE CMF; HENCE, THE GLOBAL BONDS ARE NOT SUBJECT TO THE OVERSIGHT OF THE CMF;

3.	SINCE THE GLOBAL BONDS ARE NOT REGISTERED IN CHILE THERE IS NO OBLIGATION BY THE ISSUER TO DELIVER PUBLIC INFORMATION ABOUT THE GLOBAL BONDS IN CHILE; AND

4.	THE GLOBAL BONDS SHALL NOT BE SUBJECT TO PUBLIC OFFERING IN CHILE UNLESS REGISTERED IN THE RELEVANT SECURITIES REGISTRY OF THE CMF.

Prohibition of Sales to EEA Retail Investors:

Each underwriter has represented and agreed, severally and not jointly, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any global bonds which are the subject of the offering contemplated by this prospectus supplement to any retail investor in the EEA. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(b)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Prohibition of Sales to UK Retail Investors:

Each underwriter has represented and agreed, severally and not jointly, that it has not offered, sold, distributed or otherwise made available and will not offer, sell, distribute or otherwise make available any global bonds which are the subject of the offering contemplated by this prospectus supplement to any retail investor in the UK. For the purposes of this provision, the expression a “retail investor” means a person who is not a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 (as amended) as it forms part of domestic law by virtue of the EUWA.

United Kingdom:

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The global bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the global bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has, severally and not jointly, represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom, Financial Services and Markets Act 2000 (as amended, the “FSMA”) received by it in connection with the issue or sale of the global bonds in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the global bonds in, from or otherwise involving the United Kingdom.

France:

This prospectus supplement, any other offering material or information relating to the global bonds, have not been prepared and are not being distributed, or caused to be distributed and will not be distributed or caused to be distributed, directly or indirectly, in the context of a public offering (other than to “qualified investors” (“investisseurs qualifiés”) as defined in Article 2(e) of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017, as amended (the “Prospectus Regulation”) of securities in France within the meaning of Article L. 411-1 of the French Code monétaire et financier and, therefore, this prospectus supplement or any other offering material or information relating to the global bonds have not been and will not be filed with the French Autorité des Marchés Financiers (the “AMF”) for prior approval or submitted for clearance to the AMF and, more generally, no prospectus has been prepared in connection with the offering of the global bonds that has been approved by the AMF or by the competent authority of another member state of the European Economic Area (“Member State”) and notified to the AMF.

The global bonds shall not be offered or sold or caused to be offered or sold, directly or indirectly, to the public (other than to qualified investors) in France; offers, sales and distributions of the global bonds may be made in France to qualified investors within the meaning of Article 2(e) of the Prospectus Regulation in accordance with Articles L. 411-1 and L. 411-2 of the French Code monétaire et financier and applicable regulations thereunder. The direct or indirect distribution to the public in France of any global bonds so acquired may be made only in accordance with Articles L. 411-1 to L. 411-4, L. 412-1, L. 621-8 to L. 621-8-2 of the French Code monétaire et financier and applicable regulations thereunder.

Germany:

This prospectus supplement does not constitute a prospectus compliant with the Prospectus Regulation and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”). No action has been or will be taken in Germany that would permit a public offering of the global bonds, or distribution of a prospectus or any other offering material relating to the global bonds. In particular, no prospectus (Prospekt) within the meaning of the Prospectus Regulation and the German Securities Trading Act (Wertpapierprospektgesetz) or any other applicable laws in Germany has been or will be published in Germany, nor has the prospectus supplement and related prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication in Germany.

This prospectus supplement is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong:

The global bonds may not be offered or sold in Hong Kong, by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O, and no advertisement, invitation or document relating to the global bonds may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to global bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional” investors” as defined in the SFO and any rules made under the SFO.

The contents of this prospectus supplement and the corresponding prospectus have not been reviewed by any regulatory authority in Hong Kong. Each intermediary or purchaser of the global bonds is advised to exercise caution in relation to any offer of the global bonds and, if in any doubt about any of the contents of this prospectus supplement and the corresponding prospectus, should obtain independent professional advice.

Italy:

The offering of the global bonds has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no global bonds may be offered, sold or delivered, nor copies of this prospectus supplement and the accompanying prospectus or any other documents relating to the debt securities may be distributed in Italy except:

(a) to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

(b) in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the global bonds or distribution of copies of this prospectus, any prospectus supplement or any other documents relating to the debt securities in Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

(b) in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

(c) in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the global bonds on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Japan:

The global bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each manager has represented and agreed that it has not offered or sold, and will not offer or sell any global bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Luxembourg:

The global bonds may not be offered to the public in Luxembourg, except in the following circumstances:

(a) in the period beginning on the date of publication of a prospectus in relation to those global bonds which have been approved by the Commission de surveillance du secteur financier (CSSF) in Luxembourg or, where appropriate, approved in another relevant European Union Member State and notified to ESMA and the CSSF, all in accordance with the Prospectus Regulation, and ending on the date which is 12 months after the date of such publication (hereafter a “Public offer”);

(b) at any time to qualified investors, which, pursuant to the Prospectus Regulation, means persons or entities that are listed in points (1) to (4) of Section I of Annex II to Directive 2014/65/EU, and persons or entities who are, on request, treated as professional clients in accordance with Section II of that Annex, or recognised as eligible counterparties in accordance with Article 30 of Directive 2014/65/EU unless they have entered into an agreement to be treated as non-professional clients in accordance with the fourth paragraph of Section I of that Annex. For the purposes of applying the first sentence of this point, investment firms and credit institutions shall, upon request from the issuer, communicate the classification of their clients to the issuer subject to compliance with the relevant laws on data protection;

(c) an offer of securities addressed to fewer than 150 natural or legal persons per Member State, other than qualified investors; and/or,

(d) at any time in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 1 (4) of the Prospectus Regulation.

For the purposes of this provision, the expression an offer of global bonds to the public in relation to any global bonds in Luxembourg means the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase the global bonds, as defined in the Prospectus Regulation or any variation thereof or amendment thereto.

Peru:

The global bonds and the information contained in this prospectus supplement have not been and will not be registered with or approved by SMV, SBS or the Lima Stock Exchange. Accordingly, the global bonds cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

Spain:

The global bonds may not be offered, sold or distributed in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of Article 35 of the restated text of the Securities Markets Act approved by Royal Legislative Decree 4/2015, dated 23 October (Real Decreto Legislativo 4/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Mercado de Valores), Royal Decree 1310/2005 of 4 November (Real Decreto 1310/2005 de 4 de noviembre), and supplemental rules enacted thereunder.

Singapore:

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the global bonds may not be offered or sold or caused to be made the subject of an invitation for subscription or purchase and this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of the global bonds will not be and has not been circulated or distributed, whether directly or indirectly, to any person in Singapore other than

(i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; or

(ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Switzerland:

The offer of the global bonds is made in Switzerland on the basis of a private placement, not as a public offering. The global bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the global bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the global bonds constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the global bonds may be publicly distributed or otherwise made publicly available in Switzerland.

VALIDITY OF THE GLOBAL BONDS

The validity of the global bonds will be passed upon for Brazil by Anelize Lenzi Ruas de Almeida, the Procuradora-Geral da Fazenda Nacional (Attorney General of the National Treasury) or another duly authorized Attorney of the National Treasury, as to matters of Brazilian law, and by Arnold & Porter Kaye Scholer LLP, New York, New York, United States counsel to Brazil, as to matters of New York law. The validity of the global bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP New York, New York, United States counsel to the underwriters, as to matters of New York law, and, Pinheiro Neto Advogados, São Paulo, SP, Brazil, Brazilian counsel to the underwriters, as to matters of Brazilian law.

Certain statements with respect to matters of Brazilian law in this prospectus supplement and the prospectus have been passed upon by the Attorney General of the National Treasury or another duly authorized Attorney of the National Treasury, and are made upon his authority.

OFFICIAL STATEMENTS AND DOCUMENTS

Information included in this prospectus supplement which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil. All other information in this prospectus supplement is included as a public official statement made on the authority of Fernando Haddad, Minister of Finance.

GENERAL INFORMATION

Due Authorization

Brazil has authorized the creation and issue of the global bonds pursuant to Senate Resolution No. 20 of the Federal Senate of Brazil dated November 16, 2004, enacted pursuant to Article 52 of the Constitution of the Federative Republic of Brazil, as amended by Senate Resolution No. 7 of the Federal Senate of Brazil dated May 21, 2024.

Listing

Application will be made to the London Stock Exchange for the global bonds to be admitted to trading on the London Stock Exchange’s ISM. The ISM is not a regulated market for the purposes of MiFID II. No assurance can be given by Brazil that such application will be approved, that such listing will be maintained, or that Brazil will not list the global bonds on a different exchange at a later date.

Litigation

Neither Brazil nor any governmental agency of Brazil is involved in any litigation or arbitration or administrative proceeding relating to claims or amounts which are material in the context of the issue of the global bonds and which would materially and adversely affect Brazil’s ability to meet its obligations under the global bonds and the indenture with respect to the global bonds. No such litigation or arbitration or administrative proceeding is pending, or, so far as Brazil is aware, threatened.

Documents Relating to the Global Bonds

Copies of the indenture and the form of global bond may be inspected during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the specified offices of the trustee and paying agents.

Where You Can Find More Information

Brazil has filed its 2024 Annual Report with the SEC. You may request copies of this annual report, including its various exhibits and amendments filed from time to time, by contacting the Brazilian Embassy, 3006 Massachusetts Avenue, N.W., Washington, DC 20008, Attn: Finance Section (telephone: +1 (202) 238-2745). Brazil’s SEC filings (except for certain exhibits) are also available to the public from the SEC’s website at http://www.sec.gov.

The 2024 Annual Report, as amended by Amendment No.  1 and Amendment No. 2 on Form 18-K/A, and each additional amendment on Form 18-K/A to that annual report and each subsequent annual report on Form 18-K that Brazil files with the SEC after the date of this prospectus supplement but before the end of the offering of the global bonds are considered part of and incorporated by reference in this prospectus supplement.

You may also obtain copies of documents incorporated by reference, free of charge, at the specified offices of the trustee and paying agents.

Clearing

The global bonds have been accepted for clearing and settlement through Euroclear and Clearstream (2030 bonds: ISIN XS3344411486, Common Code 334441148; 2033 bonds: ISIN XS3344411643, Common Code 334441164; 2036 bonds: ISIN XS3344411726, Common Code 334441172).

PROSPECTUS

FEDERATIVE REPUBLIC OF BRAZIL

U.S.$26,401,970,000

Debt Securities

Warrants

Brazil may from time to time offer and sell up to U.S.$26,401,970,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities or warrants or other similar securities to purchase, sell or exchange debt securities.

The securities will be direct, general, unconditional, unsecured and unsubordinated External Indebtedness of Brazil. The securities will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil and will be backed by the full faith and credit of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the securities ratably with payments being made under any other External Indebtedness of Brazil.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Brazil’s external indebtedness issued prior to July 2, 2015, Brazil may amend the payment provisions of the securities and other reserved matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount of the outstanding securities of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually, whether or not certain “uniformly applicable” requirements are met. See “Debt Securities—Amendments and Waivers—Collective Action Clauses”.

Brazil may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Brazil will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Brazil may sell the securities directly, through underwriters or through agents designated from time to time. The names of any underwriters or agents will be provided in the applicable prospectus supplement.

See “Risk Factors” beginning on page 2 to read about certain risks you should consider before investing in the debt securities.

You should read this prospectus and any supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

March 30th, 2022

-i-

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities Brazil may offer. This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. Each time Brazil sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

This prospectus contains information you should consider when making your investment decision. We have provided you only the information contained or incorporated by reference in this prospectus or any prospectus supplement and are responsible for the information contained and incorporated by reference in this prospectus and in any related free-writing prospectus or prospectus supplement we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Brazil is offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so. The information contained in this prospectus and in any accompanying prospectus supplement is current only as of the dates of this prospectus and such prospectus supplement, respectively. You should read both this prospectus and any accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

The following documents relating to Brazil’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement;

Statements that are not historical facts, including statements about Brazil’s beliefs and expectations,

are forward-looking statements. These statements are based on Brazil’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Brazil undertakes no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks. Brazil cautions you that a number of factors could cause actual results to differ materially from those contained in any forward-looking statements. These factors include, but are not limited to:

External factors, such as:

•	the impact of the international economic environment on the Brazilian economy, including liquidity in the international financing markets and volatility in international equity, debt and foreign exchange markets;

•	the duration and severity of the coronavirus (“COVID-19”) outbreak and its impact on the global economy;

•	interest rates in financial markets outside Brazil;

•	the impact of changes in the credit rating of Brazil;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Brazil’s major export markets; and

•	the decisions of international financial institutions regarding the terms of their financial arrangements with Brazil or mature market economies.

Internal factors, such as:

•	general economic and business conditions in Brazil;

•	present and future exchange rates of the Brazilian currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	impact of measures taken to respond to global or national health concerns including contagious disease, such as the ongoing COVID-19 outbreak on the Brazilian economy and Brazil’s finances;

•	the ability of Brazil to effect key economic, fiscal and structural reforms and to generate a primary budget surplus;

•	the level of foreign direct and portfolio investment;

•	the level of Brazilian domestic interest rates;

•	political instability in Brazil; and

•	the government’s ability to implement and the results of governmental policies and economic reforms.

Other factors discussed in the section “Risk Factors.”

DATA DISSEMINATION

Brazil is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Brazil, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Pages/SDDS/CtyCtgList.aspx?ctycode=BRA. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Brazil will use the net proceeds from the sale of the securities for the general purposes of Brazil, including the repayment of its outstanding indebtedness.

RISK FACTORS

This section describes certain risks associated with investing in the debt securities. You should consult your financial and legal advisors about the risks of investing in the debt securities and the suitability of your investment in light of your particular situation. Brazil disclaims any responsibility for advising you on these matters.

Risks relating to Brazil

Brazil’s economy is vulnerable to external shocks and to more general “contagion” effects, each of which could have a material adverse effect on Brazil’s economic growth and its ability to raise funding in the external debt markets in the future.

Emerging market investment generally poses a degree of risk because the economies in the developing world are susceptible to destabilization resulting from domestic and international developments.

Brazil’s economy is vulnerable to significant external shocks, including adverse economic and financial developments in other countries and market developments. A significant increase in interest rates in the international financial markets may adversely affect the liquidity of, and trading markets for, the debt securities. In addition, a significant drop in the price of commodities produced in Brazil, such as iron ore, oil, soybeans, sugar and corn, could adversely affect the Brazilian economy. A significant decline in the economic growth or demand for imports of any of Brazil’s major trading partners, such as China, the European Union, or the United States, could have a material adverse impact on Brazil’s exports and balance of trade and adversely affect Brazil’s economic growth.

In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes produce a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Brazil could be adversely affected by negative economic or financial developments in other countries. Brazil has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 2001 Argentine financial crisis and the 2008 global economic crisis. Similar developments may affect the Brazilian economy in the future.

We cannot assure you that any developments like those described above will not negatively affect investor confidence in mature market economies, emerging markets or the economies of the principal countries in Latin America, including Brazil. In addition, we cannot assure you that these events will not adversely affect Brazil’s economy and its ability to raise funding in the external debt markets in the future. See “Forward-Looking Statements” above.

Brazil’s economy is vulnerable to a number of internal risks, each of which could have a material adverse effect on Brazil’s economic growth and on the liquidity of, and trading markets for, the debt securities issued by Brazil.

Brazil’s economy, and therefore its government finances, are subject to risks arising from internal developments in Brazil. These include, but are not limited to, general economic and business conditions in Brazil, the level of consumer demand, the level of confidence that domestic consumers and foreign investors have in the economic and political conditions in Brazil, present and future exchange rates of the Brazilian currency, the level of domestic debt, domestic inflation, the ability of Brazil to generate a primary budget surplus and advance fiscal and structural reforms, the level of foreign direct and portfolio investment, the level of domestic interest rates, the degree of political uncertainty at the federal and state level in Brazil, the level of subnational debt and the ability of states and municipalities to comply with fiscal limits and perform their constitutional and contractual obligations, the impact of pandemics and other public health crises, and investigations into allegations of corruption or other misconduct by public officials and others and their impact on political and economic conditions in the country.

Any of these factors or similar events or developments may adversely affect the financial condition of Brazil, including its capacity to make payments on the debt securities, and the liquidity of, and trading markets for, the debt securities.

An increase in inflation and government measures to curb inflation may adversely affect the Brazilian economy.

Brazil’s economy has experienced high levels of inflation in the past and may experience high levels in the future. Periods of rapid economic expansion and contraction in Brazil have resulted in volatile rates of inflation. In addition, inflation can result in greater market volatility by causing economic uncertainties and reduced consumption, GDP growth and consumer confidence. Inflation, measures to combat inflation and public speculation about possible additional actions have also contributed to economic uncertainty in Brazil in the past and could produce uncertainty in the future. Any of these factors can have a material adverse effect on Brazil’s financial condition.

Adverse changes in Brazil’s credit rating could adversely affect the liquidity of and demand for Brazil’s debt securities and Brazil’s access to the international financial markets.

Brazil’s ratings or outlooks may be downgraded or placed on watch by Moody’s, Standard & Poor’s and Fitch or any other rating agency in the future, potentially affecting the trading price for the debt securities and the liquidity of and demand for Brazil’s debt securities in general. Downgrades could also adversely affect the terms on which Brazil is able to borrow in the international financial markets and may adversely affect Brazil’s access to the international financial markets.

The conditions of the Brazilian economy could have a material adverse effect on public finances and on the market price of Brazil’s debt securities.

Brazil cannot assure investors that its economy will grow in the future. Brazil’s economic growth depends on a variety of factors, including, among others, international demand and prices for Brazilian exports, climatic factors affecting Brazil’s agricultural sector, fiscal and monetary policies, confidence among Brazilian consumers and foreign and domestic investors and their rates of investment in Brazil, the willingness and ability of businesses to engage in new capital spending, the exchange rate and the rate of inflation. Some of these factors are outside Brazil’s control. A sustained or deepened recession could result in a material decrease in

Brazil’s fiscal revenues, or a significant depreciation of the real over an extended period of time could adversely affect Brazil’s debt/GDP ratio, which could in turn materially and adversely affect the market price of Brazil’s debt securities and the ability of Brazil to service its public debt.

Risk Factors Relating to the Debt Securities

Brazil is a foreign state and accordingly it may be difficult to obtain or enforce judgments or arbitral awards against it.

Brazil has agreed to arbitrate in New York, New York any dispute, controversy or claim arising out of or relating to the indenture, the debt securities or any coupon appertaining thereto. As a result, an arbitration proceeding in New York, New York is the exclusive forum in which a holder may assert a claim against Brazil, unless the holder elects to bring a claim in a competent court in Brazil against Brazil only, as may be permitted by the terms of the debt securities. Brazil is a foreign state and has not waived any immunity or submitted to the jurisdiction of any court outside Brazil. In addition, it may not be possible for investors to effect service of process upon Brazil within their own jurisdiction, obtain jurisdiction over Brazil in their own jurisdiction or enforce against Brazil judgments or arbitral awards obtained in their own jurisdiction. See “Arbitration and Enforceability” below.

The debt securities will contain provisions that permit Brazil to amend the payment terms without the consent of all holders.

The debt securities will contain provisions regarding acceleration and voting on future amendments, modifications, changes and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the debt securities may be amended without your consent, including the maturity date, interest rate and other payment terms.

DEBT SECURITIES

The information contained in this section summarizes some of the terms of the debt securities and the indenture. This summary does not contain all of the information that may be important to you as a potential investor in the debt securities. You should read the indenture and the forms of the debt securities before making your investment decision. Brazil has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the trustee.

Because the information provided in the prospectus supplement may differ from that contained in this prospectus, you should rely on the prospectus supplement for the final description of a particular issue of debt securities. The following description will apply to a particular issue of debt securities only to the extent that it is not inconsistent with the description provided in the applicable prospectus supplement.

Brazil may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to an indenture between Brazil and a trustee.

The prospectus supplement that relates to your series of debt securities will be issued pursuant to an indenture and identify the trustee and any paying agent that Brazil has appointed for your series of debt securities. The indenture will not be subject to the protections of the Trust Indenture Act of 1939. The prospectus supplement relating to your series of debt securities will also describe the financial terms and other specific terms of your series of debt securities. If the terms or conditions described in the prospectus supplement that relate to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General Terms of the Debt Securities

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Brazil agrees to repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates on which any interest payments are scheduled to be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	whether and under what circumstances and terms Brazil may redeem the debt securities before maturity;

•	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

•	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

•	whether and under what circumstances and terms the holders of the debt securities may opt to obligate Brazil to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

•	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;
•	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

•	whether the debt securities will be listed and, if listed, the stock exchange on which these debt securities will be listed; and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Brazilian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the trustee in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Brazil. After the return of these moneys to Brazil, the holder of the debt securities may look only to Brazil for any payment.

Brazil will replace the trustee with a successor trustee if, after written notice of resignation to Brazil and notice to the holders of the debt securities, the trustee resigns with respect to the debt securities;

Brazil may, or any bona fide holder of a debt security for at least six months may petition a court of competent jurisdiction to, replace the trustee with a successor trustee at any time, if any of the following occur:

•	the trustee ceases to be eligible in accordance with the indenture and fails to resign after written request by Brazil or a holder of a debt security; or

•	the trustee becomes incapable of acting or is adjudged bankrupt or insolvent, or a receiver or liquidator of the trustee or of its property is appointed, or any public officer takes charge or control of the trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation.

The holders of a majority of the aggregate principal amount of outstanding debt securities of any series may at any time remove the trustee and appoint a successor trustee (which, so long as no event of default shall have occurred and be continuing under the indenture or any debt security, shall not be a successor institution to which Brazil reasonably objects).

In the case of a series of debt securities to be issued under the indenture that is subject to the laws of a jurisdiction outside of the United States, at the option of Brazil or the trustee, Brazil will appoint a successor trustee for such series of debt securities prior to its authentication.

Status of the Debt Securities

The debt securities will constitute direct, general, unconditional, unsecured (except as described under the heading “Debt Securities — Negative Pledge” below) and unsubordinated External Indebtedness of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of, premium, if any, on, and interest on the debt securities.

The debt securities will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of Brazil. It is understood that this provision shall not be construed so as to require Brazil to make payments under the debt securities ratably with payments being made under any other External Indebtedness of Brazil.

Form of Debt Securities

Unless otherwise specified in the applicable prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of U.S.$200,000 and integral multiples of U.S.$1,000.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Brazil has agreed that it will duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest on, each of the debt securities and any other payment to be made by Brazil under the debt securities and the indenture. For each series of debt securities, Brazil will arrange for payments on global debt securities by wire transfer of immediately available funds to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. Brazil will arrange for these payments by paying or causing to be paid to the account of the trustee the funds in time for payments to be made on the global debt securities when due. See “Debt Securities — Global Securities” below.

Brazil will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Payments of principal, and premium, if any, will be made against surrender of the debt securities at the offices of the trustee, unless otherwise specified in the applicable prospectus supplement. Brazil will arrange for payments of interest to be made by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Brazil the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Brazil shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

The register of holders of debt securities will be kept at the New York office of the trustee.

Negative Pledge

Brazil undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding or any amount payable under that series remains unpaid, it will not create or permit to subsist any Lien on Brazil’s assets, present or future revenues or properties to secure any Public External Indebtedness of Brazil, unless:

•	the debt securities of that series are secured equally and ratably with that Public External Indebtedness; or

•	the debt securities of that series have the benefit of another security, guarantee, indemnity or other arrangement as approved by the holders of the debt securities of that series as provided under the heading “Amendments and Waivers — Collective Action Clauses” below.

Notwithstanding the foregoing, Brazil may create or permit to subsist:

•	Liens created prior to the date of issuance of the debt securities of a particular series, including renewals or refinancings of those Liens, provided, however, that any renewal or refinancing of any those Liens secures only the renewal or extension of the original secured financing;

•	Liens securing Public External Indebtedness incurred or assumed by Brazil in connection with a Project Financing, provided, that the property over which those Liens are granted consists solely of assets or revenues of the project for which the Project Financing was incurred;

•	Liens securing Public External Indebtedness which:

•	are issued by Brazil in exchange for secured debt of Brazilian public sector bodies (other than Brazil); and

•	are in an aggregate principal amount outstanding that does not exceed U.S.$25,000,000 (or its equivalent in any other currency).

•	Liens securing Public External Indebtedness incurred or assumed by Brazil to finance or refinance the acquisition of the assets on which those Liens have been created or permitted to subsist.

Definitions

“External Indebtedness” means Indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than any such Indebtedness that is originally issued within Brazil).

“Indebtedness” means all unsecured and unsubordinated obligations of Brazil in respect of money borrowed and guarantees given by Brazil in respect of money borrowed by others.

“Lien” means any lien, pledge, mortgage, security interest or other encumbrance.

“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project and the person or persons providing such financing expressly agree to limit their recourse to the project financed and the revenues derived from such project as the principal source of repayment for the monies advanced.

“Public External Indebtedness” means any Public Indebtedness of Brazil which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than such Public Indebtedness that is originally issued within Brazil); settlement of original issuance by delivery of Public Indebtedness (or the instruments evidencing such Public Indebtedness including by means of a book entry system) within Brazil shall be deemed to be original issuance within Brazil.

“Public Indebtedness” means any payment obligation, including any contingent liability, of any person arising from bonds, debentures, notes or other securities which:

•	are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market (including, without limiting the generality of the foregoing, securities eligible for resale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and

•	have an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Brazil to a period in excess of one year.

Default and Acceleration of Maturity

Any of the following events will be an event of default with respect to any series of debt securities:

(a) a default by Brazil in any payment of principal of, premium, if any, on, or interest on any debt securities of a series, which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the debt securities of that series in the performance of any other obligation under the debt securities of that series, which continues for 60 days after the written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of that series then outstanding;

(c) an acceleration of in excess of U.S.$25,000,000 (or its equivalent in any other currency) in aggregate principal amount of Public External Indebtedness of Brazil by reason of an event of default (however described) arising from Brazil’s failure to make any payment of principal, premium, if any, or interest under that Public External Indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the Public External Indebtedness of Brazil in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the written notice requiring such default to be remedied is given by the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of, premium, if any, on, or interest on Public External Indebtedness of Brazil which does not expressly exclude the debt securities of that series and which is materially prejudicial to the interests of the holders of the debt securities of that series; or

(f) a denial by Brazil of its obligations under the debt securities of that series.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Brazil, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Brazil deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default) together with interest on such amounts through the date of the deposit as well as the reasonable fees and compensation of the holders that declared those debt securities due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Brazil or the registered holders of these debt securities.

Brazil may at any time purchase debt securities in any manner and for any consideration. These debt securities purchased by Brazil may, at its discretion, be held, resold or cancelled.

Trustee

The indenture establishes the obligations and duties of the trustee, the right to indemnification of the trustee and the liability and responsibility, including limitations thereof, for actions that the trustee takes. The trustee may become the owner or pledgee of debt securities with the same rights it would have if it were not the trustee and is entitled to enter into business transactions with Brazil or any of its affiliates without accounting for any profit resulting from such transactions.

Paying Agent; Transfer Agents; Registrar

Brazil may appoint paying agents, transfer agents and a registrar with respect to each series of debt securities, as provided for in the relevant debt security, which will be listed at the back of the relevant prospectus supplement. Brazil may appoint other paying agents, transfer agents and registrars with respect to a series.

Amendments and Waivers — Collective Action Clauses

Brazil may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Brazil will determine the time and place of the meeting. Brazil will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Brazil or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Brazil or the trustee (with a copy to Brazil) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Brazil will notify the trustee and the trustee will notify the holders of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Brazil will set the procedures governing the conduct of the meeting and if additional procedures are required, Brazil will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Brazil will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Brazil.

The holders may generally approve any proposal by Brazil to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Brazil that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Brazil’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification”;

•	change the definition of “uniformly applicable” or “reserve matter modification”;

•	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Brazil or any other person; or

•	change the legal ranking, governing law, agreement to arbitrate, submission to jurisdiction in Brazil or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series (a “cross-series modification”), the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met (a “cross-series modification with single aggregated voting”); or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not certain “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually (a “cross-series modification with two-tier voting”).

“uniformly applicable,” as referred to above, in the context of a proposed cross-series modification, means a modification by which holders of debt securities of any series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. A modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Brazil may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation.

A cross-series modification constituting or including a reserve matter modification to the terms and conditions of the affected debt securities that is not uniformly applicable must be effected pursuant to a cross-series modification with two-tier voting; such a cross-series modification that is uniformly applicable may be effected pursuant to a cross-series modification with single aggregated voting or a cross-series modification with two-tier voting, at Brazil’s option.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Brazil will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Brazil’s economic and financial circumstances which are, in Brazil’s opinion, relevant to the request for the proposed modification, a description of Brazil’s existing debts and description of any broad policy reform program and provisional macroeconomic outlook;

•	if Brazil shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Brazil’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Brazil is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Brazil or by a public sector instrumentality or by a corporation, trust or other legal entity that is controlled by Brazil or by a public sector instrumentality, except that (x) debt securities held by Brazil or any public sector instrumentality of Brazil or by a corporation, trust or other legal entity that is controlled by Brazil or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not Brazil or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information that is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Brazil, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Brazil and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Brazil’s covenants for the benefit of the holders;

•	surrendering any of Brazil’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•	amending the debt securities of that series or the indenture in any manner that Brazil and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Judgment Currency

If a court or arbitral tribunal renders a judgment or order in respect of amounts due to a holder of a debt security and this judgment or order permits Brazil to pay those amounts in a currency (the “judgment currency”) other than the currency in which the debt security is denominated (the “debt security currency”), Brazil will pay any deficiency arising or resulting from any variation in the rates of exchange between the date as of which the amount in the debt security currency is notionally converted into the amount in the judgment currency for the purposes of this judgment or order and the date of actual payment of this judgment or order.

Tax Withholding; Payment of Additional Amounts

Brazil will make all principal, premium, if any, and interest payments on the debt securities of each series without deducting or withholding any present or future Brazilian taxes, assessments or other governmental charges unless the deduction or withholding is required by law. In the event that Brazil is required to make any such deductions, it will pay the holders of the debt securities the additional amounts necessary to ensure that such holders receive the same amount as they would have received in the absence of such withholding or deduction.

Brazil will not, however, pay any additional amounts in connection with any Brazilian tax, assessment or other governmental charge that is imposed due to any of the following:

•	a holder or beneficial owner having some present or former connection with Brazil other than the mere holding of that debt security or being the beneficial owner of the debt securities or the receipt of payments of any nature on the debt securities or enforcing its rights with respect to the debt securities;

•	the failure of the holder or beneficial owners of that debt security to comply with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Brazil of that holder or beneficial owner as a precondition to exemption from those Brazilian taxes, assessments or other governmental charges; or

•	the holder, beneficial owner or any other person through which the holder or beneficial owner holds the debt security having presented for payment more than 30 days after the Relevant Date except to the extent that such holder, beneficial owner or such other person would have been entitled to additional amounts on presenting such debt security for payment on the last day of such 30-day period.

The term “Relevant Date” in respect of any debt security means either the date on which payment in respect of the debt security first becomes due or, if the full amount of the money payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders of debt securities that the full amount of those monies has been received and is available for payment.

Any reference in this section to “principal,” “premium,” if any, and “interest” includes any additional amounts which may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary or its nominee.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•

the depositary notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Brazil does not appoint a successor depositary within 90 days of receiving notice from the depositary or becoming aware of such ineligibility;

•	the trustee institutes or is directed to institute any judicial proceeding in a court or arbitral proceeding to enforce the rights of the holders with respect to the debt securities represented by the global security and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the debt securities, the trustee may in its sole discretion determine that the series of debt securities represented by a global security will no longer be represented by a global security; or

•	at any time Brazil decides it no longer wishes to have all or part of the debt securities represented by a global security.

In those circumstances, the depositary will authenticate and deliver a certificated (physical) debt security issued in exchange for the global security. These certificated (physical) debt securities will be issued:

•	only in fully registered form; and

•	without interest coupons.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get debt securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Brazil has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Brazil is not responsible for maintaining, supervising or reviewing those records or payments. Brazil has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

WARRANTS

If Brazil issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Brazil will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Brazil may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Brazil to repurchase or exchange debt securities. If Brazil issues any warrants, each issue of warrants will be issued under a warrant agreement between Brazil and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Brazil to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	whether and under what conditions Brazil may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;
•	whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The indenture and the debt securities will be governed by, and interpreted in accordance with, the laws of the State of New York without regard to those principles of conflicts of laws that would require the application of the laws of a jurisdiction other than the State of New York; provided that all matters related to the consent of holders and modifications to the indenture or the debt securities will always be governed by and construed in accordance with the laws of the State of New York; provided, further, that the laws of Brazil will govern all matters governing authorization and execution of the indenture and the debt securities by Brazil.

ARBITRATION AND ENFORCEABILITY

Under Brazilian law, Brazil is prohibited from submitting to the jurisdiction of a foreign court for the purposes of adjudication on the merits in any dispute, controversy or claim against Brazil arising out of or relating to the securities. Brazil has agreed, however, that any dispute, controversy or claim between or among any of Brazil, the trustee and any holder arising out of or relating to the securities, including the performance, interpretation, construction, breach, termination or invalidity of the securities, shall be finally settled by arbitration in New York, New York.

Under the terms of the securities, a holder of any security is deemed to have agreed to the use of arbitration to resolve any dispute, controversy or claim against Brazil or the trustee arising out of or relating to the securities unless, with respect to an action against Brazil only, the holder elects to bring a claim in a competent court in Brazil as may be permitted by the terms of the securities. If at the time such claim brought in a competent court in Brazil has been filed an arbitral tribunal has been constituted to resolve a dispute, controversy or claim relating to substantially the same occurrence, transaction, or series of transactions and occurrences, such dispute, controversy or claim shall be resolved pursuant to arbitration.

The decision of any arbitral tribunal shall be final to the fullest extent permitted by law. Brazil has agreed that in any arbitration, it will not raise any defense that it could not raise but for the fact that it is a sovereign state. In the United States, realization upon an arbitral award rendered against Brazil would depend upon the application of the United States Foreign Sovereign Immunities Act of 1976, as amended (the “FSIA”).

Brazil has not consented to the jurisdiction of any court outside Brazil in connection with actions arising out of or based on the securities, has not appointed any agent for service of process other than for the purpose of obtaining judicial acceptance of any arbitral award pursuant to the securities in the Superior Court of Justice in Brazil, and has not agreed to waive any defense of sovereign immunity to which it may be entitled in any action or proceeding in any jurisdiction other than in an action brought in Brazil. Brazil has agreed that any process or other legal summons in connection with obtaining judicial acceptance of any arbitral award in the Superior Court of Justice may be served upon it by delivery to the Advogado Geral da União (Attorney General) of Brazil or by any other means permissible under the laws of Brazil.

Because Brazil has not waived its sovereign immunity in connection with any action brought outside Brazil arising out of or relating to the securities (including without limitation any action arising out of or based on United States federal or state securities law), it will not be possible to obtain a United States judgment against Brazil unless a court were to determine that (i) Brazil is not entitled under the FSIA to sovereign immunity with respect to such actions and (ii) the matter should not be referred to arbitration as contemplated by the securities. Any judgment rendered against Brazil by a court outside Brazil in an action in which Brazil has not submitted to the jurisdiction of such court or otherwise expressly waived its defense of sovereign immunity would not be enforceable against Brazil under its laws.

The enforcement by a Brazilian court of a foreign arbitral award is subject to the recognition of such award by the Superior Court of Justice. The Superior Court of Justice will recognize such an award if all of the required formalities are observed and the award does not contravene Brazilian national sovereignty, public policy and “good morals”. Under Article 100 (formerly Article 67) of the Civil Code of Brazil, the public property of Brazil located in Brazil is not subject to execution or attachment, either prior to or after judgment. The execution of an arbitral award against Brazil, in Brazil is only available in accordance with the procedures set forth in Article 910 of the Civil Procedure Code of Brazil of March 16, 2015, which envisions the registration of the recognized award for inclusion in the budget for payment in a subsequent fiscal year of Brazil.

Recognition of foreign arbitral awards for purposes of enforcement in Brazil may be sought directly in the Superior Court of Justice of Brazil without the need to first convert the arbitral award into a judgment in the place of arbitration.

Notwithstanding the foregoing, (i) with respect to an action against Brazil only, a holder of any security may institute legal proceedings against Brazil in a competent court in Brazil so long as at the time such action has been filed an arbitral tribunal has not been constituted to resolve a dispute, controversy or claim relating to substantially the same occurrence, transaction, or series of transactions and occurrences, and (ii) Brazil has waived any immunity from jurisdiction or execution of judgment in Brazil (except for the limitation on alienation of public property referred to in Article 100 of the Civil Code of Brazil) to which it might otherwise be entitled in any such proceeding.

Unless otherwise set forth in the applicable prospectus supplement, this “Arbitration and Enforceability” section will apply to securities issued pursuant to this prospectus.

TAXATION

The following is a discussion of certain U.S. federal income and estate tax and European Union tax considerations that may be relevant to you if you invest in the debt securities. This discussion is based on laws, regulations, rulings and decisions now in effect in the United States and on directives now in effect, and proposals for directives, in the European Union, and, in all cases, may change. Any change could apply retroactively and could affect the continued validity of this discussion.

This discussion does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

United States Federal Taxation

The following is a summary of certain U.S. federal income tax considerations that may be relevant to a holder of a debt security. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with beneficial owners of debt securities that will hold debt securities as capital assets, and does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold debt securities as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, entities taxed as partnerships or the partners therein, persons subject to the alternative minimum tax, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or persons that have a “functional currency” other than the U.S. dollar. Any special U.S. federal income tax considerations relevant to warrants, debt securities that are issued in combination with warrants or a particular issue of debt securities, including any indexed debt securities, will be provided in the applicable prospectus supplement.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws, the Medicare tax on net investment income or under special timing rules prescribed under section 451(b) of the U.S. Internal Revenue Code. Investors should consult their own tax advisors in determining the tax consequences to them of holding debt securities under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

As used herein, a “U.S. holder” is a beneficial owner of a debt security that is, for U.S. federal income tax purposes, a citizen or resident of the United States or a domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of the debt security. A “non-U.S. holder” is a beneficial owner of a debt security that is an individual, corporation, foreign estate, or foreign trust, that is not a U.S. holder.

U.S. Holders

Payments of Interest and Additional Amounts. The gross amount of payments of “qualified stated interest” (as defined below under “—Original Issue Discount”) and additional amounts, if any (i.e., without reduction for Brazilian withholding taxes), but excluding any pre-issuance accrued interest, will be taxable to a U.S. holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the U.S. holder’s method of tax accounting). If payments of this kind are made with respect to a debt security denominated in a single currency other than the U.S. dollar (a “Foreign Currency Debt Security”), the amount of interest income realized by a U.S. holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the exchange rate in effect on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. A U.S. holder that uses the accrual method of accounting for tax purposes will accrue interest income on the debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. holder’s taxable year), or, at the accrual basis U.S. holder’s election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if this date is within five business days of the last day of the accrual period. A U.S. holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the “IRS”). A U.S. holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a Foreign Currency Debt Security if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Amounts attributable to pre-issuance accrued interest will generally not be includable in income, except to the extent of foreign currency gain or loss attributable to any changes in exchange rates during the period between the date the U.S. Holder acquired the debt security and the first interest payment date. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the debt security. If payments are made with respect to a debt security denominated in two or more currencies other than the U.S. dollar (a “Multi-Currency Debt Security”), a detailed description of the tax considerations relevant to U.S. holders of any such Multi-Currency Debt Securities will be provided in the applicable prospectus supplement.

Original Issue Discount. If Brazil issues debt securities at a discount from their stated redemption price at maturity (as defined below), and the discount is equal to or more than the product of one-fourth of one percent (0.25 percent) of the stated redemption price at maturity of such debt securities multiplied by the number of full years to their maturity (the “de minimis threshold”), such debt securities will be “Original Issue Discount Debt Securities.” The difference between the issue price and the stated redemption price at maturity of such debt securities will be the “original issue discount” (“OID”). The “issue price” of a debt security will be the first price at which a substantial amount of the debt securities is sold to the public (i.e., excluding sales of the debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under a debt security other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by Brazil) at least annually during the entire term of the debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

U.S. holders of Original Issue Discount Debt Securities generally will be subject to special tax accounting rules for obligations issued with OID. U.S. holders of such Debt Securities should be aware that, as described in greater detail below, they generally must include OID in ordinary gross income for U.S. federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

In general, each U.S. holder of an Original Issue Discount Debt Security, regardless of whether the holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the “daily portions” of OID on the debt security for all days during the taxable year that the U.S. holder owns the debt security. The daily portions of OID on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. In the case of an initial holder, the amount of OID on an Original Issue Discount Debt Security allocable to each accrual period is determined by (a) multiplying the “adjusted issue price” (as defined below) of the Original Issue Discount Debt Security at the beginning of the accrual period by its yield to maturity (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest allocable to that accrual period. The “yield to maturity” of a debt security is the discount rate that causes the present value of all payments on the debt security as of its original issue date to equal the issue price of the debt security. The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price (generally including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any)

made with respect to the debt security in all prior accrual periods. As a result of this “constant yield” method of including OID in income, the amounts includible in income by a U.S. holder in respect of an Original Issue Discount Debt Security denominated in U.S. dollars generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

A U.S. holder generally may make an irrevocable election to include in its income its entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount paid by the U.S. holder for the debt security) under the constant-yield method described above. For debt securities purchased at a premium or bearing market discount in the hands of the U.S. holder, the U.S. holder making such election will also be deemed to have made the election (discussed below in “—Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant-yield basis.

In the case of an Original Issue Discount Debt Security that is also a Foreign Currency Debt Security, a U.S. holder should determine the U.S. dollar amount includible in income as OID for each accrual period by (a) calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above, and (b) translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period (or portion thereof within a U.S. holder’s taxable year) or, at the U.S. holder’s election (as described above under “—Payments of Interest”), at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period. Because exchange rates may fluctuate, a U.S. holder of an Original Issue Discount Debt Security that is also a Foreign Currency Debt Security may recognize a different amount of OID income in each accrual period than would the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. All payments on an Original Issue Discount Debt Security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID to the extent thereof, with payments attributed first to the earliest-accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security), a U.S. holder will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

A subsequent U.S. holder of an Original Issue Discount Debt Security that purchases the debt security at a cost less than its remaining redemption amount (as defined below), or an initial U.S. holder that purchases an Original Issue Discount Debt Security at a price other than the debt security’s issue price, also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if the U.S. holder acquires the Original Issue Discount Debt Security at a price greater than its adjusted issue price, the holder is required to reduce its periodic inclusions of OID income to reflect the premium paid over the adjusted issue price. The “remaining redemption amount” for a debt security is the total of all future payments to be made on the debt security other than payments of qualified stated interest.

Floating rate debt securities generally will be treated as “variable rate debt instruments” under applicable Treasury Regulations. Accordingly, the stated interest on a floating rate debt security generally will be treated as “qualified stated interest” and such a debt security will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security qualifying as a “variable rate debt instrument” is an Original Issue Discount Debt Security, for purposes of determining the amount of OID allocable to each accrual period under the rules above, the debt security’s “yield to maturity” and “qualified stated interest” will generally be determined as though the debt security bore interest in all periods at a fixed rate determined at the time of issuance of the debt security. Additional rules may apply if interest on a floating rate debt security is based on more than one interest index. If a floating rate debt security does not qualify as a “variable rate debt instrument,” the debt security will be subject to special rules (the “Contingent Payment Regulations”) that govern the tax treatment of debt obligations that provide for contingent payments (“Contingent Debt Obligations”). A detailed description of the tax considerations relevant to U.S. holders of any such debt securities will be provided in the applicable prospectus supplement.

Certain of the debt securities may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable prospectus supplement. Debt securities containing such features, in particular Original Issue Discount Debt Securities, may be subject to special rules that differ from the general rules discussed above. Purchasers of debt securities with such features should carefully examine the applicable prospectus supplement and should consult their own tax advisors with respect to the debt securities since the tax consequences with respect to such features, and especially with respect to OID, will depend, in part, on the particular terms of the debt securities.

If a debt security provides for a scheduled accrual period that is longer than one year (for example, as a result of a long initial period on a debt security with interest is generally paid on an annual basis), then stated interest on the debt security will generally not qualify as “qualified stated interest” under the applicable Treasury Regulations. As a result, the debt security would be an Original Issue Discount Debt Security. In that event, among other things, cash-method U.S. holders will be required to accrue stated interest on the debt security under the rules for OID described above, and all U.S. holders will be required to accrue OID that would otherwise fall under the de minimis threshold.

Purchase, Sale and Retirement of Debt Securities. A U.S. holder’s tax basis in a debt security generally will equal the cost of such debt security to such holder, increased by any amounts includible in income by the holder as original issue discount and market discount and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest made on such debt security. In the case of a Foreign Currency Debt Security, the cost of such debt security to a U.S. holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a Foreign Currency Debt Security that is traded on an established securities market, a cash basis U.S. holder (and, if it so elects, an accrual basis U.S. holder) will determine the U.S. dollar value of the cost of such debt security by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The amount of any subsequent adjustments to a U.S. holder’s tax basis in a debt security in respect of original issue discount, market discount and premium denominated in a specified currency will be determined in the manner described under “Original Issue Discount” above and “Premium and Market Discount” below. The conversion of U.S. dollars to a specified currency and the immediate use of the specified currency to purchase a Foreign Currency Debt Security generally will not result in taxable gain or loss for a U.S. holder.

Upon the sale, exchange or retirement of a debt security, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the U.S. holder’s tax basis in such debt security. If a U.S. holder receives a currency other than the U.S. dollar in respect of the sale, exchange or retirement of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the exchange rate in effect on the date the instrument is disposed of or retired. In the case of a Foreign Currency Debt Security that is traded on an established securities market, a cash basis U.S. holder, and if it so elects, an accrual basis U.S. holder will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the sale. The election available to accrual basis U.S. holders in respect of the purchase and sale of Foreign Currency Debt Securities traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Except as discussed below with respect to market discount and foreign currency gain or loss, gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the debt securities for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.

Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a Foreign Currency Debt Security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income received on the debt securities.

Premium and Market Discount. A U.S. holder of a debt security that purchases the debt security at a cost greater than its remaining redemption amount (as defined under “Original Issue Discount,” above) will be considered to have purchased the debt security at a premium, and may elect to amortize the premium (as an offset to interest income), using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder that elects to amortize the premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the OID rules described above. In the case of premium in respect of a Foreign Currency Debt Security, a U.S. holder should calculate the amortization of the premium in the specified currency. Amortization deductions attributable to a period reduce interest payments in respect of that period and therefore are translated into U.S. dollars at the exchange rate used by the U.S. holder for such interest payments. Exchange gain or loss will be realized with respect to amortized bond premium on such a debt security based on the difference between the exchange rate on the date or dates the premium is recovered through interest payments on the debt security and the exchange rate on the date on which the U.S. holder acquired the debt security. With respect to a U.S. holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. holder’s tax basis when the debt security matures or is disposed of by the U.S. holder. Therefore, a U.S. holder that does not elect to amortize such premium and that holds the debt security to maturity generally will be required to treat the premium as capital loss when the debt security matures.

If a U.S. holder of a debt security purchases the debt security at a price that is lower than its remaining redemption amount, or in the case of an Original Issue Discount Debt Security, a price that is lower than its adjusted issue price, by at least 0.25% of its remaining redemption amount multiplied by the number of remaining whole years to maturity, the debt security will be considered to have “market discount” in the hands of such U.S. holder. In such case, gain realized by the U.S. holder on the disposition of the debt security generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by the U.S. holder. In addition, the U.S. holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security. In general terms, market discount on a debt security will be treated as accruing ratably over the term of the debt security, or, at the election of the holder, under a constant-yield method. Market discount on a Foreign Currency Debt Security will be accrued by a U.S. holder in the specified currency. The amount includible in income by a U.S. holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued, generally calculated at the exchange rate in effect on the date that the debt security is disposed of by the U.S. holder.

A U.S. holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a debt security as ordinary income. If a U.S. holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any accrued market discount on a Foreign Currency Debt Security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the U.S. holder’s taxable year). Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

Short-Term Debt Securities. The rules set forth above will also generally apply to debt securities having maturities of not more than one year (“Short-Term Debt Securities”), but with certain modifications.

First, applicable Treasury Regulations treat none of the interest on a Short-Term Debt Security as qualified stated interest. Thus, all Short-Term Debt Securities will be Original Issue Discount Debt Securities. OID will be treated as accruing on a Short-Term Debt Security ratably, or at the election of a U.S. holder, under a constant yield method.

Second, a U.S. holder of a Short-Term Debt Security that uses the cash method of tax accounting and is not a bank, securities dealer, regulated investment company or common trust fund, and does not identify the Short-Term Debt Security as part of a hedging transaction, will generally not be required to include OID in income on a current basis. Such a U.S. holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. In addition, the U.S. holder will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the OID accrued with respect to the debt security during the period the U.S. holder held the debt security. Notwithstanding the foregoing, a cash-basis U.S. holder of a Short-Term Debt Security may elect to accrue OID into income on a current basis or to accrue the “acquisition discount” on the debt security under the rules described below. If the U.S. holder elects to accrue OID or acquisition discount, the limitation on the deductibility of interest described above will not apply.

A U.S. holder using the accrual method of tax accounting and certain cash-basis U.S. holders (including banks, securities dealers, regulated investment companies and common trust funds) generally will be required to include original issue discount on a Short-Term Debt Security in income on a current basis. Alternatively, a U.S. holder of a Short-Term Debt Security can elect to accrue the “acquisition discount,” if any, with respect to the debt security on a current basis. If such an election is made, the OID rules will not apply to the debt security. Acquisition discount is the excess of the

Short-Term Debt Security’s stated redemption price at maturity (i.e., all amounts payable on the Short-Term Debt Security) over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the U.S. holder, under a constant-yield method based on daily compounding.

Finally, the market discount rules will not apply to a Short-Term Debt Security.

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments. The Contingent Payment Regulations, which govern the tax treatment of Contingent Debt Obligations, generally require accrual of interest income on a constant-yield basis in respect of such obligations at a yield determined at the time of their issuance, and may require adjustments to such accruals when any contingent payments are made. A detailed description of the tax considerations relevant to U.S. holders of any Contingent Debt Obligations will be provided in the applicable prospectus supplement.

Foreign Currency Debt Securities and Reportable Transactions. A U.S. holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. A U.S. holder may be required to treat a foreign currency exchange loss relating to a Foreign Currency Debt Security as a reportable transaction if the loss exceeds $50,000 in a single taxable year if the U.S. holder is an individual or trust, or higher amounts for other U.S. holders. In the event the acquisition, ownership or disposition of a Foreign Currency Debt Security constitutes participation in a “reportable transaction” for purposes of these rules, a U.S. holder will be required to disclose its investment to the IRS, currently on Form 8886. Prospective investors should consult their tax advisors regarding the application of these rules to the acquisition, ownership or disposition of Foreign Currency Debt Securities.

Specified foreign financial assets. Individual U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include debt securities issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders that fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the debt securities, including the application of the rules to their particular circumstances.

Non-U.S. Holders

Payments of Interest. Subject to the discussions below under “—Information Reporting and Backup Withholding,” payments of interest on the debt securities to a non-U.S. holder generally will be exempt from U.S. federal income taxes, including withholding tax. However, to receive this exemption a non-U.S. holder may be required to satisfy certification requirements, described below under “—Information Reporting and Backup Withholding,” to establish that it is not a U.S. holder.

Purchase, Sale and Retirement of Debt Securities. Subject to the discussions below under “—Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other disposition of debt securities.

Information Reporting and Backup Withholding

If payments on the debt securities are made within the United States or through a U.S. payor or U.S. intermediary, information returns will be filed with the IRS in connection with payments on the debt securities made to, and the proceeds of dispositions of debt securities effected by, certain U.S. taxpayers. In addition, certain U.S. taxpayers may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. taxpayers may be required to comply with applicable certification procedures to establish that they are not U.S. taxpayers in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a U.S. or non-U.S. taxpayer will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

European Union Taxation

The Proposed Financial Transaction Tax

The European Commission has published a proposal (the “Commission’s Proposal”) for a Directive for a common financial transaction tax (“FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the securities in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the securities where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the securities are advised to seek their own professional advice in relation to the FTT.

PLAN OF DISTRIBUTION

Brazil may sell any combination of the debt securities and/or warrants or other similar securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Brazil from the sale of these securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute the securities on a firm commitment basis. In this case, the underwriters will acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Brazil may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased.

Brazil may also sell securities of any series directly to the public or through agents designated by Brazil from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

Brazil may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Brazil under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Brazil may offer the securities of any series to present holders of other securities of Brazil as consideration for the purchase or exchange by Brazil of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for the securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Brazil may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Brazil in the ordinary course of business.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil.

All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Economy.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Brazil by a Deputy Attorney General of the National Treasury, or another duly authorized attorney of the Office of the Attorney General of the National Treasury and by Cleary Gottlieb Steen & Hamilton LLP, United States counsel to Brazil, as to matters of United States law, and for the underwriters, if any, by United States counsel and Brazilian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Brazilian law, Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury). As to all matters of United States law, the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury) may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP. Certain statements with respect to matters of Brazilian law in this prospectus have been passed upon by the Deputy Attorney General of the National Treasury, and are made upon his authority.

AUTHORIZED REPRESENTATIVE

The authorized representative of Brazil in the United States of America is Nestor Forster Jr., whose address is:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008.

WHERE YOU CAN FIND MORE INFORMATION

Brazil voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Brazil, and may be accompanied by exhibits. You may read and copy any document

Brazil files with the SEC at the SEC’s public reference room in Washington, D.C. Brazil’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Brazil to “incorporate by reference” the information Brazil files with it. This means that Brazil can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Brazil incorporates by reference the following documents:

•	Brazil’s Annual Report on Form 18-K for the year ended December 31, 2020, as amended.

Brazil also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus. Each time Brazil files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Brazil at the following address:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008

Attn: Economic Section

(202) 238-2700

THE ISSUER

The Federative Republic of Brazil

Ministério da Fazenda

Secretaria do Tesouro Nacional

Esplanada dos Ministérios

Brasília, DF

Brazil

TRUSTEE, REGISTRAR, PAYING AGENT AND TRANSFER AGENT

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

United States

PAYING AGENT, CALCULATION AGENT

AND TRANSFER AGENT

The Bank of New York Mellon, London Branch

160 Queen Victoria Street

London EC4V 4LA

United Kingdom

LEGAL ADVISORS

To Brazil, as to U.S. law:	To the underwriters, as to U.S. law:

Arnold & Porter Kaye Scholer LLP	Sullivan & Cromwell LLP
250 West 55th Street	125 Broad Street
New York, New York 10019	New York, New York 10004
United States	United States

To Brazil, as to Brazilian law:	To the underwriters, as to Brazilian law:

Anelize Lenzi Ruas de Almeida	Pinheiro Neto Advogados
Procuradora-Geral da Fazenda Nacional	Rua Hungria, 1100
Esplanada dos Ministérios	01455-906 São Paulo, São Paulo, Brazil
Brasília, DF
Brazil

Federative Republic of Brazil

€5,000,000,000

€2,000,000,000 4.000% Global Bonds due 2030

€1,500,000,000 4.875% Global Bonds due 2033

€1,500,000,000 5.500% Global Bonds due 2036

PROSPECTUS SUPPLEMENT

Joint Lead Managers and Joint Bookrunners

BBVA	BNP PARIBAS	BofA Securities	UBS Investment Bank

April 15, 2026